Letter to Stockholders

Notice of 2001 Annual Meeting and Proxy Statement

2000 Annual Report to Stockholders

•	Management’s Discussion and Analysis

•	Consolidated Financial Statements

Proxy Statement and 2000 Annual Report to Stockholders

     March 15, 2001

To Our Stockholders:

Whether it was the first year of the New Millennium or the last year of the Old Millennium, 2000 was an eventful year for Hershey Foods Corporation. The Corporation began the year experiencing a few residual effects of the old century and ended the year embracing the promise and challenges of the new century. It became evident that we were again upon our historical track of sustainable growth, and the price of the stock was more aligned with the economic value of the Corporation based on that performance.

During the first six months of 2000, Hershey’s domestic confectionery retail sales lagged the industry’s growth rate as a result of our shipping problems during the second half of 1999. At that time, we were introducing our first half 2000 programs to customers, but their preoccupation with our service levels plus concerns about our ability to achieve acceptable service levels in the future led to some sales shortfalls versus our expectations in the first half of 2000. As anticipated, however, demand for Hershey’s products during the second half materialized well as a result of the Corporation’s selling and marketing programs and customers’ renewed faith in our ability to deliver products in a satisfactory manner. We executed well at Easter 2000 when the second half programs were being sold, a performance which essentially re-established credibility with our customers.

During the first part of the year, the Corporation experienced a slight erosion of domestic market share. We are happy to report, however, that our retail sales growth rate began to match the category in August 2000, and it exceeded the industry growth rate in subsequent periods, especially during the important Halloween and Christmas seasons. This performance at retail led to a market share gain for Hershey in 2000 and enhanced our position as the leading confectionery company in the United States. Hershey Canada and Hershey Mexico also achieved excellent results for the year, further strengthening Hershey’s overall position as the leading confectioner in North America.

Hershey International had an excellent year in 2000 compared with 1999 when its business was also hampered by the Corporation’s shipping difficulties. Customers were gratified by our ability to deliver their orders and restored their inventories to appropriate levels during 2000. In addition, the division benefited from market growth initiatives in Latin America, especially Brazil. Operationally, the division was profitable during the year, but earnings were reinvested in further growth initiatives, resulting in no contribution to the Corporation’s bottom line.

Financial Performance

In the aggregate, Hershey Foods delivered fine financial results in 2000. On a basis comparable to 1999, our sales in 2000 grew by 7.6 percent, essentially all volume growth. Eliminating one-time items such as the gain on the sale of the Corporation’s pasta business in January 1999 (along with one month of pasta operating results), the gain on a change in the retiree medical program in the first quarter of 1999 and the gain on the swap of corporate aircraft in the first quarter 2000, net income increased by 15.3 percent. Earnings per share-diluted grew 17.7 percent on the same basis, reflecting the higher income and fewer weighted average shares outstanding. Hershey’s stock price increased by 35.7 percent, significantly outperforming the S & P 500 and the S & P Food Group. Our dividend was increased for the 26th consecutive year, further enhancing our performance on a total return basis.

Systems Issues

An important step during the early part of 2000 was to fix the few remaining glitches in our new enterprise-wide information system with which we experienced serious difficulties in the latter half of 1999, when the final phase was implemented. These problem areas were remedied, and we began to execute the business with acceptable service levels in time for the important Easter season. The most critical test, however, was our peak shipping period for Back-to-School/Halloween and Christmas which stretches from July through October. We are happy to report that our system performed well throughout this period.

With over 18 months experience using the system, Hershey employees are much more comfortable and are able to execute at a higher level of performance. We have moved into a continuous improvement mode and have begun to realize the benefits of the new system’s power. We now have real time access to key data which leads to better informed business management decisions.

Enhanced Distribution Capability

Another reason for our improved performance in 2000 was the start up of a new Eastern Distribution Center (EDC III) near Hershey, PA, as well as a revamped Southeastern Distribution Center near Atlanta, GA. During 1999, a major issue for Hershey, which exacerbated the slow and problem-ridden start-up of the final phase of the information system, was the lack of dock door space during peak shipping demand. The new facilities, especially EDC III with 160 dock doors, have more than doubled the Corporation’s shipping capacity in the eastern United States. The new warehouse management system deployed at EDC III is highly compatible with our enterprise-wide information system, and the interface is working very well. Our third party operator, Power Logistics, did an excellent job of hiring and training staff, and their day-to-day management of the facility is first rate.

Full utilization of EDC III was achieved in November 2000, and by the end of the year, six expensive surge storage facilities were eliminated, leading to cost savings in logistics. The success of these new facilities has encouraged us to continue to revamp our entire distribution system, specifically the western and mid-western facilities. Until the completion of this project, our logistics and warehousing costs will remain higher than we would like, but the additional investment required to accomplish this revamping and consolidation is expected to provide a further reduction in costs and considerable payback in terms of improved customer service in the years ahead.

Acquisition

The December 2000 acquisition of the intense and breath freshener mints and gum businesses of Nabisco, Inc. should prove positive for the Corporation. We paid $135 million to acquire the businesses, including Ice Breakers and Breath Savers Cool Blasts intense mints, Breath Savers mints, and Ice Breakers, Carefree, Stick*Free, Bubble Yum and Fruit Stripe gums. Also included in the purchase were

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manufacturing machinery and equipment and a gum-manufacturing plant in Las Piedras, Puerto Rico. The businesses had 1999 sales of approximately $270 million.

Thus far the integration of this business is proceeding according to plan. This is a fine, profitable business which adds to our position in the confectionery, gum and mint category. Although initial transition costs will moderate the first-year earnings contribution, the acquisition is expected to deliver earnings accretion in 2001 and beyond.

New Products

While it is true there were no blockbuster new product introductions in 2000, the Corporation did benefit from significant new product activity during the year. Kit Kat Big Kat wafer bar was quite successful, and Twizzlers Twist-n-Fill candy, Hershey’s Nuggets creamy milk chocolate with raisins and almonds, York Bites, Kit Kat Bites and Heath Bites also made significant contributions to our sales growth during the year. Our new product development funnel is quite full, and we expect to realize additional contributions from new products in 2001.

Merchandising

Given the impulse nature of the confectionery business, in-store merchandising, especially those activities associated with theme events and seasons, is critical to Hershey’s success in driving retail sales growth. Our seasonal business was quite strong in 2000 with solid performances in the three major seasons: Easter, Halloween and Christmas. Our summer theme program fell short of our expectations in 2000, but the tie-in with the highly successful movie, Dr. Seuss’s How the Grinch Stole Christmas, worked particularly well in conjunction with the seasonal activities normally associated with Christmas.

Board and Management Changes

We are very pleased that Richard H. Lenny joined the Corporation as President and Chief Executive Officer and became a member of the Hershey Foods Board, effective March 12, 2001. I will remain Chairman of the Board during a transitional period not to exceed one year, at which time Mr. Lenny will add the Chairman position to his title. Mr. Lenny is joining us after heading up Kraft Foods’ Nabisco Biscuit and Snack business, which includes such brands as Oreo, Chips Ahoy!, Ritz, Planters and Life Savers. He is an accomplished executive with a 24-year career in packaged goods and has a strong track record of building brands and people. His enormous record of success will be a tremendous asset to Hershey Foods. I am confident our stockholders and employees can look to a bright future as he assumes the leadership of our Corporation. The election of Mr. Lenny was the culmination of a planned succession process and a search by the Board of Directors for my successor as I approached the normal retirement age for Hershey executives.

William H. Alexander, who has been a director since 1995, will step down from the Board at the 2001 Annual Meeting of Stockholders in accordance with the policies of Hershey Trust Company and Milton Hershey School regarding service on the Board. The Corporation has benefited greatly from Mr. Alexander’s judgment and sound business insight during his time on the Board, and we thank him for his contributions to the Corporation. Effective September 20, 2000, Allan Z. Loren, Chairman and Chief Executive Officer of The Dun & Bradstreet Corporation, resigned from the Board due to scheduling conflicts with our meeting dates. We also thank him for his service on the Board.

We look forward to J. Robert Hillier joining the Board following the 2001 Annual Meeting of Stockholders. He is a successful entrepreneur, having founded and built The Hillier Group into one of the leading architectural firms in the United States. Mr. Hillier also serves on the boards of Hershey Trust Company and Milton Hershey School and is Chair of the Milton Hershey School Trust’s Investment Committee.

On December 11, 2000, William F. Christ, formerly Senior Vice President, Chief Financial Officer and Treasurer, was named Executive Vice President and Chief Operating Officer, with responsibility for the Corporation’s confectionery, grocery and international businesses, operations and manufacturing shared

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services, and research and development activities. A 31-year veteran of Hershey Foods, he brings solid leadership skills, as well as broad experience and in-depth knowledge of Hershey’s businesses, to the task of leading Hershey forward.

Mr. Christ succeeds Michael F. Pasquale, who resigned as an officer and director of the Corporation in December. Mr. Pasquale had served Hershey Foods very well in a variety of capacities for 22 years and made many excellent contributions to the Corporation’s growth and strategic direction.

Concurrently, Frank Cerminara, formerly Vice President, Procurement, was named Vice President, Chief Financial Officer and Treasurer, succeeding Mr. Christ. A 28-year veteran of Hershey Foods, Mr. Cerminara has held a variety of positions in finance, marketing, commodity procurement and order fulfillment. He has a solid grounding in finance, as well as an extensive background in operational areas of critical importance to the Corporation.

George F. Davis was named Vice President and Chief Information Officer, effective January 1, 2001. He is responsible for the Corporation’s Information Technology Integration Group, e-business/e-commerce and electronic data interchange activities. He comes to Hershey from Computer Services Corporation where he served as Vice President–Global Infrastructure Services.

Our Future

While Hershey Foods went through a period of some difficulty during late 1999 and early 2000, the Corporation’s future looks bright. Our corporate-wide information system is functioning smoothly, and the revamping of our distribution system is moving apace. New products continue to make significant contributions to our growth, while seasonal and thematic merchandising create incremental sales opportunities. We have made an excellent acquisition in a product area which enhances our overall presence in the domestic confectionery category. Market share has been strengthened, and our brands continue to be recognized for their power by our customers and their attractiveness by consumers.

Above all, Hershey employees remain focused on their responsibilities and provide the Corporation with the ultimate competitive advantage, an organization devoted to providing the best quality products and services possible. We thank our employees for their dedication and loyalty. We are truly a stronger, more competitive enterprise as we enter the New Millennium under new leadership.

By: /s/ Kenneth L. Wolfe Kenneth L. Wolfe Chairman of the Board of Directors

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2001 Annual Meeting of Stockholders

•	2:00 p.m., April 24, 2001 (doors open at 1:00 p.m.)

•	Hershey Theatre, 15 East Caracas Avenue

•	Map on back cover

•	Refreshments and product sample available at HERSHEY’S CHOCOLATE WORLD visitors center from 9:00 a.m. to 6:00 p.m.

•	Product sample and 25% discount on selected items at HERSHEY’S CHOCOLATE WORLD given upon presentation of admission ticket provided to registered stockholders on top half of proxy card

•	Bring admission ticket from top half of proxy card for admission to the Annual Meeting

•	If voting by Internet, admission ticket will be forwarded to you

•	If your shares are held by a broker, bank or other nominee, obtain a letter from broker, bank or nominee, or bring your most recent account statement showing ownership of Hershey stock as of February 26, 2001, to gain admission to the Annual Meeting and to receive HERSHEY’S CHOCOLATE WORLD discount and product sample

•	Live audio of the Annual Meeting will be webcast and available on-line in the Investor Relations area of www.hersheys.com

Hershey’s On-Line Annual Report

For a more comprehensive look at Hershey Foods and its operations during 2000, please visit www.hersheys.com and click on “View HERSHEY’S Annual Report 2000.”

Safe Harbor Statement

Please refer to the Safe Harbor Statement on page A-11 for information about factors which could cause future results to differ materially from forward-looking statements, expectations and assumptions expressed or implied in this publication.

Notice of Annual Meeting

and

Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
on
April 24, 2001

The Annual Meeting of Stockholders of HERSHEY FOODS CORPORATION will be held at 2:00 p.m. on April 24, 2001 at the Hershey Theatre, 15 East Caracas Avenue, Hershey, Pennsylvania 17033 for the following purposes:

(1)	To elect nine directors;

(2)	To approve the appointment of Arthur Andersen LLP as the Corporation’s independent auditors for 2001;

(3)	To consider and act upon a stockholder proposal, if presented at the meeting; and

(4)	To transact such other business as may properly be brought before the meeting and any and all adjournments thereof.

In accordance with the By-Laws and action of the Board of Directors, stockholders of record at the close of business on February 26, 2001 will be entitled to notice of, and to vote at, the meeting and any and all adjournments thereof.

By order of the Board of Directors, Robert M. Reese Senior Vice President, General Counsel and Secretary

March 15, 2001

Please follow the instructions on the enclosed proxy card for voting by Internet or by telephone whether or not you plan to attend the meeting in person, or if you prefer, kindly mark, sign and date the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HERSHEY FOODS CORPORATION, a Delaware corporation (the “Corporation” or “Hershey Foods”), for use at the Annual Meeting of Stockholders (“Annual Meeting”) which will be held at 2:00 p.m., Tuesday, April 24, 2001 at the Hershey Theatre, 15 East Caracas Avenue, Hershey, Pennsylvania, and at any and all adjournments of that meeting. This Proxy Statement and the enclosed proxy card are being sent to stockholders on or about March 15, 2001. The Corporation’s principal executive offices are located at 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810.

Shares represented by properly voted proxies received by the Corporation at or prior to the Annual Meeting will be voted according to the instructions indicated by such proxies. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented FOR the election of the nominees for director named in this Proxy Statement, FOR approval of the appointment of Arthur Andersen LLP as the Corporation’s independent auditors for 2001 and AGAINST the stockholder proposal on genetically engineered food, if presented at the meeting. As to any other business which may properly come before the Annual Meeting, the persons named on the proxy card will vote according to their best judgment.

Proposal No. 1 – ELECTION OF DIRECTORS

Nine directors are to be elected at the Annual Meeting, each to serve until the next Annual Meeting and until his or her successor shall have been elected and qualified. With the exception of J. Robert Hillier, each of the nominees named in the following pages is currently a member of the Board of Directors (the “Board”). Allan Z. Loren, formerly a director, resigned from the Board on September 30, 2000, and Michael F. Pasquale, formerly Executive Vice President and Chief Operating Officer and a director, resigned from the Board on December 11, 2000. William H. Alexander, currently a director of the Corporation and a member of the Board of Directors of Hershey Trust Company and the Board of Managers of Milton Hershey School, will resign from the Board as of the Annual Meeting on April 24, 2001 in accordance with the policies of Hershey Trust Company and the Milton Hershey School regarding service on the Hershey Foods Board. Pursuant to the Corporation’s Restated Certificate of Incorporation, as amended (“Certificate”), and By-Laws, one-sixth of the directors, which equates presently to two directors, are to be elected by the Corporation’s Common Stock, one dollar par value (“Common Stock”), voting separately as a class. The nominees receiving the greatest number of votes of the Common Stock voting separately as a class will be elected.

Messrs. Robert H. Campbell and Mackey J. McDonald have been nominated by the Board for the positions to be elected separately by the Common Stock. The remaining seven individuals listed have been nominated by the Board for the seven positions to be elected by the holders of the Common Stock and the Corporation’s Class B Common Stock, one dollar par value (“Class B Stock”), voting together without regard to class. The seven nominees receiving the greatest number of votes of the Common Stock and Class B Stock voting together will be elected. In case any of the nominees should become unavailable for election for any reason not presently known or contemplated, the persons named on the proxy card will have discretionary authority to vote pursuant to the proxy for a substitute.

ROBERT H. CAMPBELL, age 63, retired as Chairman of the Board and Chief Executive Officer, Sunoco, Inc., Philadelphia, Pennsylvania, a petroleum refiner and marketer, on June 4, 2000. He had been Chief Executive Officer since 1991, Chairman of the Board since 1992 and a director of Sunoco, Inc. since 1988. He is a director of CIGNA Corporation. A Hershey Foods director since 1995, he chairs the Compensation and Executive Organization Committee. He has been nominated for election by the Common Stock as a class.

DR. C. McCOLLISTER EVARTS, age 69, is University Professor and Professor of Orthopaedics of the Pennsylvania State University, College of Medicine, Hershey, Pennsylvania. He was formerly Chief Executive Officer and Senior Vice President for Health Affairs and Dean, The Milton S. Hershey Medical Center, and was formerly President and Chief Academic Officer of the Penn State Geisinger Health System. He is a director of Carpenter Technology Corporation and Kensey Nash Corporation. A Hershey Foods director since 1996, he is a member of the Compensation and Executive Organization Committee.

BONNIE G. HILL, age 59, is President and Chief Executive Officer of The Times Mirror Foundation; Vice President of Tribune Company, a multimedia company; and Senior Vice President, Communications and Public Affairs, The Los Angeles Times, a subsidiary of Tribune Company, Los Angeles, California. Previously she was Dean, McIntire School of Commerce, University of Virginia. She is a director of AK Steel Holding Corporation, The Home Depot, Inc. and Niagara Mohawk Holdings, Inc. A Hershey Foods director since 1993, she is a member of the Committee on Directors and Corporate Governance.

J. ROBERT HILLIER, FAIA, age 63, is Chairman of the Board and Founder, The Hillier Group, the nation’s fourth largest architectural firm. He has been nominated for election as a new director.

JOHN C. JAMISON, age 66, is Chairman of Mallardee Associates, a privately-held corporate financial services firm, Williamsburg, Virginia. A Hershey Foods director since 1974, he chairs the Audit Committee and is a member of the Compensation and Executive Organization Committee.

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RICHARD H. LENNY, age 49, was elected President and Chief Executive Officer, Hershey Foods Corporation, on March 12, 2001. He was formerly Group Vice President of Kraft Foods, Inc. and President of its Nabisco Biscuit and Snack business from 2000 until 2001; President, Nabisco Biscuit Company from 1998 until 2000; and President, Pillsbury North America from 1996 to 1998. A Hershey Foods director since 2001, he serves as a member of the Executive Committee.

MACKEY J. McDONALD, age 54, is Chairman of the Board, Chief Executive Officer and President of VF Corporation, Greensboro, North Carolina, an international apparel company. He was elected Chairman of the Board of VF Corporation in 1998. He has been Chief Executive Officer since 1996 and President since 1993. He is a director of First Union Corporation. A Hershey Foods director since 1996, he is a member of the Audit Committee and the Compensation and Executive Organization Committee. He has been nominated for election by the Common Stock as a class.

JOHN M. PIETRUSKI, age 69, is Chairman of the Board of Texas Biotechnology Corporation, Houston, Texas, a pharmaceutical research and development company. He is a director of GPU, Inc., Lincoln National Corporation and Professional Detailing Inc. A Hershey Foods director since 1987, he chairs the Committee on Directors and Corporate Governance.

KENNETH L. WOLFE, age 62, is Chairman of the Board of Hershey Foods Corporation. He was Chairman of the Board and Chief Executive Officer from 1994 to 2001. He a director of Bausch & Lomb Inc., Carpenter Technology Corporation and GPU, Inc. A director of the Corporation since 1984, he chairs the Executive Committee and serves as a member of the Committee on Directors and Corporate Governance.

The Board of Directors recommends a vote FOR the director nominees listed above, and proxies that are returned will be so voted unless otherwise instructed. 4

BOARD COMMITTEES

The Board has four standing committees: the Audit Committee; the Committee on Directors and Corporate Governance; the Compensation and Executive Organization Committee; and the Executive Committee. In addition to the four standing committees, the Board from time to time establishes committees of limited duration for special purposes.

Audit Committee	5 meetings in 2000

Members:	John C. Jamison (Chair) William H. Alexander Allan Z. Loren (until his resignation from the Board on September 30, 2000) Mackey J. McDonald

Responsibilities:	Assists the full Board:

In its oversight of the Corporation’s accounting and financial reporting principles and policies and internal controls and procedures;

In its oversight of the Corporation’s financial statements and the independent audit thereof;

In selecting (or nominating the independent auditors to be proposed for stockholder approval), evaluating and, where deemed appropriate, replacing the independent auditors; and

In evaluating the independence of the independent auditors.

Committee on Directors and Corporate Governance	6 meetings in 2000

Members:	John M. Pietruski (Chair) William H. Alexander Bonnie G. Hill Kenneth L. Wolfe

Responsibilities:	Reviews and makes recommendations on the composition of the Board and its committees;

Evaluates and recommends candidates for election to the Board;

Administers the Directors’ Compensation Plan; and

Reviews and makes recommendations to the full Board on corporate governance matters and the Board’s corporate governance policies.

The Committee will consider nominees recommended by stockholders. Such recommendations must comply with the procedures for nomination set forth in the section entitled “Stockholder Proposals and Nominations,” appearing on page 25.

Compensation and Executive Organization Committee	6 meetings in 2000

Members:	Robert H. Campbell (Chair) C. McCollister Evarts, M.D. John C. Jamison Mackey J. McDonald

Responsibilities:	Establishes the salaries of the Corporation’s elected officers;

Grants performance stock units, stock options and other rights under the Corporation’s Key Employee Incentive Plan (“Incentive Plan”);

Establishes target-award levels and makes awards under the Annual Incentive Program and the Long-Term Incentive Program of the Incentive Plan;

Administers the Incentive Plan, the Employee Benefits Protection Plans and the Supplemental Executive Retirement Plan;

Monitors compensation arrangements for management employees for consistency with corporate objectives and stockholders’ interests;

Reviews the executive organization of the Corporation; and

Monitors the development of personnel available to fill key management positions as part of the succession planning process.

Executive Committee	8 meetings in 2000

Members:	Kenneth L. Wolfe (Chair) Richard H. Lenny (as of March 12, 2001)

Responsibilities:	Reviews and recommends to the full Board for approval major capital projects and expenditures; and

Oversees the administration of and revisions to the Corporation’s retirement and welfare benefit plans, including the pension plans covered by the Employee Retirement Income Security Act of 1974.

DIRECTORS’ ATTENDANCE

There were 7 regular meetings and 3 special meetings of the Board of Directors during 2000. No director attended less than 86% of the sum of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served during 2000. Average attendance for all of these meetings equaled 98%.

DIRECTORS’ COMPENSATION

Annual Retainer	$42,500
Annual Retainer for Committee Chairs	$3,000
Board Attendance Fee (per meeting)	$1,500
Committee Attendance Fee (per meeting)	$1,000

Directors who are employees of the Corporation receive no remuneration for their services as directors.

One-third of the annual retainer must be paid in Common Stock. The remainder may be taken in cash or Common Stock (meeting and chair fees are payable in cash only). A director may also defer receipt of the retainer and meeting fees until his or her retirement as a director.

All directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at Board and committee meetings and for minor incidental expenses incurred in connection with performance of directors’ services. The Chair of the Compensation and Executive Organization Committee is also compensated for attendance at the Annual Meeting if the Annual Meeting does not coincide with a scheduled Board Meeting. In addition, directors are provided with travel accident insurance while traveling on the Corporation’s business, receive the same discounts as employees on the purchase of the Corporation’s products and are eligible to participate in the Corporation’s Higher Education Gift Matching Program.

The Corporation maintains a Directors’ Charitable Award Program for individuals who became directors prior to December 31, 1996. This program is a self-funded life insurance program on the directors and funds charitable donations by the Corporation to educational institutions designated by the directors. The amount of the donation varies according to the director’s length of service as a director, up to a maximum donation of $1 million after five years of service. With the exception of R.H. Lenny, who became a director in 2001, all current directors and eleven retired directors participate in the program. The amount of the charitable donation per current participating director is $1 million.

AUDIT COMMITTEE REPORT

The role of the Audit Committee of the Board of Directors is to assist the Board in its oversight of the Corporation’s financial reporting process. The Board has determined that all members of the Audit Committee are “independent,” as required by applicable listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a Charter that was last amended and restated by the Board on February 7, 2001, a copy of which is attached to this Proxy Statement as Appendix B. As set forth in the Charter, management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, the Corporation’s accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Corporation’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has discussed with the independent auditors the auditors’ independence from the Corporation and its management, and has considered whether the provision of non-audit services to the Corporation by the independent auditors is compatible with maintaining the auditors’ independence.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, are not employed by the Corporation for accounting, financial management or internal control purposes, and are not experts in the fields of accounting or auditing, including with respect to auditor independence. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles and policies, or internal controls and procedures, designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Corporation’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States, that the financial statements are presented in accordance with accounting principles generally accepted in the United States or that the Corporation’s auditors are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE CORPORATION’S
BOARD OF DIRECTORS

John C. Jamison, Chair	William H. Alexander	Mackey J. McDonald

VOTING SECURITIES

The Corporation has shares of two classes of stock outstanding, Common Stock and Class B Stock. At the close of business on February 26, 2001, the record date for the Annual Meeting, there were outstanding 106,049,141 shares of Common Stock and 30,441,858 shares of Class B Stock, all of which are entitled to be voted. Holders of record of the Corporation’s Common Stock on February 26, 2001 will be entitled to cast one vote for each share held, and holders of record of the Class B Stock on February 26, 2001 will be entitled to cast ten votes for each share held. The Common Stock is entitled to cash dividends 10% higher than those declared on the Class B Stock.

According to the Corporation’s By-Laws, the presence in person or by proxy of the holders of a majority of the votes entitled to be cast of the outstanding Common Stock and Class B Stock, respectively, shall constitute quorums for matters to be voted on separately by the Common Stock as a class and the Class B Stock as a class. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by the combined outstanding shares of the Common Stock and the Class B Stock shall constitute a quorum for matters to be voted on without regard to class.

The vote required for approval of any matter which may be the subject of a vote of the stockholders is provided for in the Corporation’s Certificate and By-Laws. The specific vote requirements for the proposals being submitted to a stockholder vote at this year’s Annual Meeting are set forth under the description of each proposal in this Proxy Statement.

Abstentions and broker non-votes (defined below) are counted for the purpose of determining whether a quorum is present at the Annual Meeting. For the purpose of determining whether a proposal (except for the election of directors) has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (“broker non-votes”), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

As of February 26, 2001, stockholders noted in the following table owned the indicated number of shares of the Corporation’s Common Stock (including Common Stock equivalent shares) and Class B Stock.

Unless otherwise indicated in a footnote, the individuals listed below have voting and disposition power over the shares indicated. The voting and disposition power over the shares held by the Milton Hershey School Trust and Hershey Trust Company are as indicated in the section entitled “Description of the Milton Hershey School Trust and Hershey Trust Company.”

Holder	Common Stock(1)	Common Stock Equiv- alents(2)	Deferred Performance Stock Units(3)	Percent of Common Stock	Class B Common Stock	Percent of Class B Stock

Milton Hershey School Trust
Founders Hall
Hershey, PA 17033(4)
Hershey Trust Company	12,276,671			11.6%	30,306,006	99.6%
100 Mansion Road
Hershey, PA 17033(4)

Hershey Trust Company(4)	510,183			**

W. H. Alexander*(5)	2,746	3,345		**

R. Brace	11,529		14,064	**

R. H. Campbell*	1,099	6,135		**

J. F. Carr	6,497		24,826	**

W. F. Christ	34,519		24,919	**

C. M. Evarts, M.D.*	670	3,575		**

B. G. Hill*(6)	1,228	2,179		**

J. R. Hillier	1,000			**

J. C. Jamison*	10,800	5,299		**

P. N. Le Maire	635			**

R. H. Lenny	0			**

M. J. McDonald*	400	2,864		**

J. M. Pietruski*	4,800	5,265		**

R. M. Reese	44,715		16,243	**

K. L. Wolfe*	133,523		10,026	**

All directors and executive
officers as a group
(18 persons)	279,517	28,662	136,725	**

*	Director

**	Less than 1%

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(1)	The executive officers listed above and P. N. Le Maire, an appointed officer of the Corporation, also hold the following number of stock options which are exercisable as of February 26, 2001:

Name	Number of Shares
R. Brace	46,063
J. F. Carr	47,663
W. F. Christ	79,613
P. N. Le Maire	27,850
R. M. Reese	60,750
K. L. Wolfe	160,313
Executive Officers as a Group	568,290

(2)	These are Common Stock units credited under the Directors’ Compensation Plan. The shares are fully vested and may be paid out in Common Stock shares upon the expiration of the deferral period.

(3)	These units are Common Stock equivalents which are deferred under the Corporation’s Incentive Plan. These units may be paid in full or in part in Common Stock and are fully vested.

(4)	See “Description of the Milton Hershey School Trust and Hershey Trust Company” for further information on the voting of these securities.

(5)	Includes 1,200 shares held in trust for which Mr. Alexander is trustee.

(6)	Includes 150 shares held in trust by Ms. Hill’s husband.

Description of the Milton Hershey School Trust and Hershey Trust Company

Milton Hershey School, a non-profit school for the full-time care and education of disadvantaged children located in Hershey, Pennsylvania, is the sole beneficiary of the trust established by Milton S. and Catherine S. Hershey in 1909. Investment decisions with respect to securities held by Hershey Trust Company, as Trustee for the benefit of Milton Hershey School (the “Milton Hershey School Trust”), are made by the Board of Directors of Hershey Trust Company, as Trustee, with the approval of the Board of Managers (governing body) of Milton Hershey School. Decisions regarding the voting of such securities are made by the Board of Directors of Hershey Trust Company, as Trustee for the benefit of Milton Hershey School. The Milton Hershey School Trust will be entitled to cast 12,276,671 of the total 106,049,141 votes, or 11.6%, entitled to be cast on matters required to be voted on separately by the holders of the Common Stock, and 315,336,731 of the total 410,467,721 votes, or 76.8%, entitled to be cast by the holders of the Common Stock and the Class B Stock voting together on matters to be voted on without regard to class.

Hershey Trust Company is a state-chartered trust company and holds 248,183 shares of the Corporation’s Common Stock in its capacity as institutional fiduciary for 70 estates and trusts unrelated to the Milton Hershey School Trust. Hershey Trust Company also holds 262,000 shares of Common Stock as investments. Investment decisions and decisions with respect to voting of securities held by Hershey Trust Company as institutional fiduciary and as investments are made by the Board of Directors or management of Hershey Trust Company.

Hershey Trust Company, as Trustee for the benefit of Milton Hershey School, as fiduciary for the above-noted individual trusts and estates, and as direct owner of investment shares, will be entitled to vote 12,786,854 shares of Common Stock and 30,306,006 shares of Class B Stock at the meeting.

Pursuant to the Corporation’s Certificate, all holders of Class B Stock, including the Milton Hershey School Trust, are entitled to convert any or all of their Class B Stock shares into shares of Common Stock at any time on a share-for-share basis. In the event the Milton Hershey School Trust ceases to hold more than 50% of the outstanding shares of the Class B Stock and at least 15% of the total outstanding shares of both the Common Stock and Class B Stock, all shares of the Class B Stock will automatically be converted into shares of Common Stock on a share-for-share basis. The Corporation’s Certificate requires the approval of the Milton Hershey School Trust prior to the Corporation issuing shares of

Common Stock or undertaking any other action which would cause the Milton Hershey School Trust to cease having voting control of the Corporation.

All of the outstanding shares of Hershey Trust Company are owned by the Milton Hershey School Trust. The members of the Board of Managers of Milton Hershey School are appointed by and from the Board of Directors of Hershey Trust Company. There are 16 members of the Board of Directors of Hershey Trust Company and of the Board of Managers of Milton Hershey School, including William H. Alexander, who is currently a director of the Corporation but will resign as such as of the Annual Meeting on April 24, 2001; C. McCollister Evarts, M.D., who is a director of the Corporation; J. Robert Hillier, who has been nominated to become a new director of the Corporation; and Kenneth L. Wolfe, who is a director and Chairman of the Board of the Corporation. Directors of Hershey Trust Company and members of the Milton Hershey School Board of Managers individually are not considered to be beneficial owners of the Corporation’s shares of Common Stock or Class B Stock held by the Milton Hershey School Trust.

Proposal No. 2 – APPOINTMENT OF AUDITORS

The Board of Directors, on the recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent auditors for the Corporation for the year ending December 31, 2001. Although not required to do so, the Board is submitting the appointment of that firm for approval at the Annual Meeting. Arthur Andersen LLP has audited the Corporation’s financial statements since 1927 and is considered to be well-qualified. If the appointment is not approved, the Board will reconsider its appointment. Representatives of Arthur Andersen LLP will be present at the Annual Meeting with the opportunity to make a statement if they so desire and will be available to respond to questions.

Set forth below are the aggregate fees billed by Arthur Andersen LLP for professional or other services rendered to the Corporation during the year ended December 31, 2000:

Audit Fees	$821,950
Financial Information Systems Design and Implementation Fees	$0
All Other Fees billed by Arthur Andersen LLP	$800,019
All Other Fees billed by Andersen Consulting	$2,539,536

The amount set forth as “All Other Fees billed by Andersen Consulting” was billed by Andersen Consulting for services rendered prior to August 7, 2000. On that date, Andersen Consulting formally became independent of Arthur Andersen LLP.

The affirmative vote of a majority of the votes represented at the Annual Meeting in person or by proxy of the Common Stock and Class B Stock voting together without regard to class is required for approval of the appointment of auditors.

The Board of Directors recommends a vote FOR Proposal No. 2, and proxies that are returned will be so voted unless a contrary vote is designated.

Proposal No. 3 – STOCKHOLDER PROPOSAL

Jeremy Kagan, c/o As you Sow, Barbara Overby, trustee of the Paul M. Hancock Second Charitable Remainder Trust, c/o Trillium Asset Management, Citizens Core Growth Fund, Adrian Dominican Sisters, Domini Social Investments, and Mercy Health Services advised the Corporation that they intend to present the following stockholder proposal at the Annual Meeting. The addresses and the share ownership of the proponents will be furnished to any stockholder upon request.

Report on Phasing Out Genetically Engineered Food

WHEREAS:
Domestic and International markets for genetically engineered (GE) foods are threatened by extensive resistance:

•	Frito Lay, the world’s largest snack food maker, asked suppliers to provide non-GE corn;

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•	McCain Foods, the world’s largest french fry processor, will not accept GE Bt potatoes for their brand-name products;

•	Europe’s larger food retailers, including Tesco, Sainsbury, and Carrefour, have committed to removing GE ingredients from the store-brand products, as have U.S. retailers Whole Foods Market, Wild Oats Markets, and Genuardi’s Family Markets;

•	England’s confectionery giants Nestle, Cadbury and Kraft Jacob Suchard pledged to exclude GE ingredients from their products;

•	Gerber announced it would not allow GE corn or soybeans in their baby foods;

•	The FDA listed over 300 food products recalled due to contamination by StarLink GE corn which is not approved for human consumption;

•	The StarLink recall may cost a billion dollars, affecting companies like Aventis, Azteca, Gruma, Cargill, Tricon, Wendy’s, Safeway, Albertsons, Wal*Mart, Kraft and Mission Foods;

•	The Biosafety Protocol, approved by representatives of over 130 countries will require that GE organisms intended for food, feed and processing must be labeled and countries may decide whether to import those commodities based on a scientific risk assessment;

•	Labeling of GE foods is required in Europe, proposed in 10 other countries, and favored by 75-95% of people surveyed in nineteen US opinion polls.

There is scientific concern that GE agricultural products may be harmful to humans, animals, or the environment:

•	Research shows that GE crops engineered with Bacillus thuringiensin (Bt) - are building up Bt toxins in the soil, thereby disturbing soil ecology and impacting beneficial organisms and insects;

•	Canada and the European Union rejected approval of rBGH, a GE bovine growth hormone, for use in dairy cattle because of concerns over animal and human health issues;

•	The National Academy of Sciences report, “Genetically Modified Pest-Protected Plants”, recommends development of improved methods for identifying potential allergens in GE pest-protected plants and found potential gaps in regulatory coverage;

•	The USDA acknowledged the need to develop a comprehensive approach to evaluating long-term and secondary effects of GE products.

RESOLVED:
Shareholders request that the Board of Directors review our Company’s sales of genetically engineered (GE) food products and issue a report (prepared at reasonable cost and omitting proprietary information) which would lay out the steps required to phase out GE crops, organisms, or products thereof from all products sold under the company’s brand names or private labels, unless long term testing proves them safe to humans, animals and the environment.

Supporting Statement

We suggest this report list our Company’s products that are derived from GE ingredients, identify alternative sources of non-GE food, and include an action plan and timeline to phase out all sales of GE food within 24 months. We believe that our company can avoid financial, legal and reputational risk, gain competitive advantage, and build brand name in the marketplace by completely phasing out the sale of GE foods.

Board of Directors’ Statement in Opposition to the Proposal

Above all else, the Corporation is committed to providing products that are safe and wholesome. The Corporation’s leadership position in its industry has resulted, in part, from its steadfast commitment to the quality and safety of its products. Customers and consumers of the Corporation’s products have relied on that commitment throughout the Corporation’s 107 year history, and never before has there been a greater emphasis by the Corporation on assuring the quality and safety of its products.

The proponents request that a review and report of the Corporation’s sales of GE food be undertaken and compiled by the Board, with the goal of establishing an action plan and timeline to eliminate GE food from the Corporation’s products within 24 months. The proposal fails to take into consideration the complexity surrounding the growth and distribution of agricultural commodities.

The Corporation controls the safety and quality of its ingredients by requiring that all suppliers adhere strictly to the regulatory standards of the United States Food and Drug Administration (“FDA”), the Environmental Protection Agency (“EPA”) and the United States Department of Agriculture (“USDA”). Each of these agencies plays a role in ensuring that the United States’ food supply is the safest in the world, and the Corporation relies on these agencies for leadership and scientific expertise in determining which foods are safe. These agencies have repeatedly assured that there are no meaningful health, safety or environmental risks associated with GE crops, and, in fact, have recognized their many nutritional, healthful and environmental benefits.

Given the storage and distribution systems utilized for agricultural commodities in the United States, it would be extremely costly and virtually impossible to segregate GE crops from non-GE crops. Suppliers of certain commodities, such as corn, have stated that they cannot guarantee that supplies will be GE-free. Any requirement to use only GE-free ingredients would therefore deprive the Corporation of the flexibility needed to manufacture the highest quality products at competitive prices. The Corporation would suffer a severe competitive disadvantage vis-à-vis its major competitors if forced to pursue the requested course of action.

Adoption of this proposal will require the affirmative vote of a majority of the votes represented at the Annual Meeting in person or by proxy of the Common Stock and Class B Stock voting together without regard to class.

The Milton Hershey School Trust and Hershey Trust Company have informed the Corporation that they intend to cast their votes against Proposal No. 3. These votes represent 76.9% of all of the votes entitled to be cast on the proposal. Since this represents a majority of the votes entitled to be cast, the proposal would be defeated.

The Board of Directors recommends a vote AGAINST Proposal No. 3, and proxies that are returned will be so voted unless a contrary vote is designated.

2000 EXECUTIVE COMPENSATION

Compensation and Executive Organization Committee Report
on Executive Compensation

The Compensation and Executive Organization Committee of the Board of Directors (“Committee”) is composed entirely of non-employee directors and is responsible for the establishment and oversight of the Corporation’s executive compensation program.

Executive Compensation Philosophy

The Corporation’s executive compensation program is designed to meet the following objectives:

To align the interests and performance of the executive officers with corporate performance and the interests of stockholders;

To attract, retain and motivate executive talent;

To ensure that a significant portion of executive officers’ total compensation is dependent upon the appreciation of the Corporation’s Common Stock; and

To provide a balanced total compensation package that recognizes the individual contributions of executive officers and the overall business results of the Corporation.

Each year the Committee conducts a full review of the Corporation’s executive compensation program. The annual compensation review permits an ongoing evaluation of the link between the Corporation’s performance and its executive compensation in the context of the compensation programs of other

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companies. This review is performed periodically with the assistance of an independent outside consultant whose services are retained by the Corporation. The Committee reserves the right to select and/or meet independently with any consultant at its discretion. This annual review includes analyzing survey data comparing the competitiveness of the Corporation’s executive compensation, corporate performance, stock price appreciation and total return to stockholders with a peer group of companies representing the Corporation’s most direct food industry competitors for executive talent. The Committee also considers compensation data compiled from surveys of a broader group of industrial companies, some of which are from the food industry. In the performance graph on page 23, the Corporation’s performance is compared, in part, to the Standard and Poor’s Food Group Index. The peer group considered relevant for the Corporation’s compensation comparison purposes does not include all of the companies in the Food Group Index as compensation data on all such companies are not readily available. Also, the peer group includes some companies that are not in the Food Group Index because the Corporation selects those companies it believes to be direct competitors for executive talent. The Committee reviews which peer companies are selected for compensation analysis.

In the review of survey data, a statistical process involving regression analysis is used to determine competitive compensation levels. This approach adjusts compensation levels for factors such as net sales, return on equity, and time in position within the organization in determining predicted values or “going rates” within the marketplace for each element of compensation. The Corporation targets total compensation “at or above” such “going rates.”

The Committee believes the holding of significant equity interests in the Corporation by management aligns the interests of stockholders and management. Through the programs described in this report, a very significant portion of each executive officer’s total compensation is linked directly to individual and corporate performance and to stock price appreciation.

The key elements of the Corporation’s executive compensation program consist of base salary, an annual cash incentive program, and a long-term incentive program consisting of performance stock units and stock options. Incentives play an important role in motivating executive performance and in aligning executive pay practices with the interests of the stockholders. The Corporation’s executive compensation program is intended to reward achievement of both short- and long-term business goals. To ensure proper balance in the achievement of these business goals, the incentive program places greater dollars at risk in long-term incentives compared to short-term incentives. The long-term incentive program is designed especially to ensure that the Corporation’s executive officers have a significant portion of their total compensation tied to factors which affect the performance of the Corporation’s Common Stock.

The Committee determined the total compensation of K. L. Wolfe, Chairman of the Board and Chief Executive Officer in 2000, and it reviewed and approved the total compensation of the most highly-compensated executive officers, including those individuals whose compensation is detailed in this Proxy Statement. This is designed to ensure consistency throughout the executive compensation program.

The Committee’s policies with respect to each of the elements of the executive compensation program, including the basis for the compensation awarded to Mr. Wolfe, are discussed below. While the elements of compensation are described separately below, the Committee considers the total compensation package afforded by the Corporation when determining each component of the executive officer’s compensation, including pension benefits, supplemental retirement benefits, insurance, and other benefits.

Base Salaries

Base salaries for new executive officers are determined initially by evaluating the responsibilities of the position held, the experience of the individual, and salaries paid in the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies.

Salary reviews are conducted annually and salary adjustments are made based upon the performance of the Corporation and of each executive officer and his/her position in the applicable salary grade. The

Committee considers both financial and, where appropriate, non-financial performance measures in making salary adjustments. Base salaries for executive officers and all other salaried employees are set within salary ranges established for their positions as determined through the annual competitive salary surveys described above. In the case of executive officers with responsibility for a particular business unit, such unit’s financial results are also considered.

With respect to the base salary granted to Mr. Wolfe in 2000, the Committee reviewed the Corporation’s actual business results versus plan goals and the results achieved by Mr. Wolfe on various objectives the Committee established in 1999. Based on the Committee’s review of the Corporation’s 1999 performance, Mr. Wolfe received no annual increase in salary for 2000.

Annual Incentive Program

The Corporation’s executive officers, as well as other key managerial and professional employees, are eligible for an annual cash incentive award under the Annual Incentive Program (“AIP”) of the Incentive Plan. Participating executive officers are eligible to earn individual awards expressed as a percentage of base salary.

The final award is the product of the executive officer’s base salary, the applicable target percentage, a corporate or business unit performance score and an individual performance score. Individual and short-term (annual) corporate and business unit performance objectives are established at the beginning of each year by the Committee. For executive officers at the corporate level, the performance objectives for AIP award payments for 2000 were based on financial measures including diluted earnings per share, economic value added and free cash flow. For executive officers at the business unit level, the performance objectives for 2000 were varying combinations of diluted earnings per share; economic value added; free cash flow; business unit contribution income; various sales, growth rate and customer service objectives; and certain subjective measurements as determined by the Chief Operating Officer. Adjustments are made to the performance results, if necessary, to take into account extraordinary or unusual items occurring during the performance year. Payment of annual cash incentive awards may be deferred to a later date at the election of the executive officer. Since the final award is the product of the factors described above, the corporate or business unit performance and individual performance scores are given equal weight in the formula.

Performance scores in excess of the objectives for financial measures and/or individual performance expectations may result in the individual executive officer receiving more than his/her target percentage. The maximum corporate or business unit performance score for an executive officer is 175%. The maximum score on the individual performance score is 120%. In 2000, the applicable individual performance score for the Chairman of the Board and Chief Executive Officer and Executive Vice President and Chief Operating Officer was 120% with the Committee having discretion to adjust this percentage downward. The range of the target percentages of base salary used in 2000 for annual cash incentive awards for executive officers was 35% to 60%, with the highest rate of 60% applicable only to Mr. Wolfe.

For 2000, the grant of annual cash incentive awards was conditioned upon the Corporation achieving a specific corporate performance level. This performance level is defined as a minimum rate of return which average total invested capital must earn before any awards are paid.

In 2000, corporate-level participants in the AIP (which included Mr. Wolfe) exceeded the corporate performance objectives set for diluted earnings per share, free cash flow and economic value added. Based on these results, Mr. Wolfe was awarded a 2000 annual cash incentive award of $640,584.

Long-Term Incentive Program—Performance Stock Units

Performance stock units (“PSUs”) were granted contingently in January 2000 under the Incentive Plan to those members of the Corporation’s senior executive group most in a position to affect the Corporation’s long-term results (a combined total of 23 individuals in 2000). PSU grants are based upon a percentage of the executive’s annual salary. PSUs are granted every year and are earned based upon the Corporation’s performance over a three-year cycle. Each year begins a new three-year cycle. Provided the Corporation has achieved the established performance objectives at the end of the three-year cycle, a payment is made either in shares of Common Stock, cash, or a combination of both, based on the market value of the shares at the end of the cycle. In determining whether performance objectives have been achieved, specific adjustments established by the Committee may be made to the corporate performance to take into account extraordinary or unusual items occurring during the performance cycle. Payment of PSU awards may be deferred to a later date at the election of the executive. The value of each of the PSUs is tied to corporate performance (in determining what percentage of shares is earned) and stock price appreciation. The established performance measures are basic earnings per share, economic value added and cumulative free cash flow. The performance scores can range from 0% to 150%.

The Corporation has minimum stockholding guidelines for its executive officers and certain other key managerial and professional employees of the Corporation, which require these individuals to accumulate gradually over time shares of Common Stock and/or deferred PSUs. The value equivalent of the shares which must be acquired and held is equal to a multiple of the individual’s base salary. Minimum stockholding requirements for executive officers range from three to five times base salary. If the minimum has not been met, the executive officer is required to take the PSU award in Common Stock (net of withholding taxes) or deferred PSUs. For Mr. Wolfe, the applicable multiple for 2000 was five times his base salary.

In January 1998, each eligible member of the senior executive group was granted PSUs having a value at the time of grant equal to a percentage of his or her annual salary. This percentage was determined by the Committee based on the recommendation of senior management and competitive survey information. For the three-year cycle ending December 31, 2000, the performance objective established for the grant for cumulative free cash flow was exceeded, the performance objective for economic value added was partially achieved and the performance objective for basic earnings per share was not achieved. Accordingly, Mr. Wolfe’s award was valued at $234,847 based on the December 2000 average market value of the PSUs from the 1998 grant.

The table in this Proxy Statement, entitled “Long-Term Incentive Program Performance Stock Unit Awards in Year-Ended December 31, 2000,” provides additional information regarding PSU grants for the five most highly-compensated executive officers; P. N. Le Maire, an appointed officer; and M. F. Pasquale, a former executive officer who resigned in December 2000 (collectively the “named executive officers”).

Long-Term Incentive Program—Stock Options

Under the Incentive Plan, stock options are granted periodically to the Corporation’s senior executive group as well as to other key managerial and professional employees. Stock options entitle the holder to purchase during a specified time period a fixed number of shares of Common Stock at a set price.

The Committee sets guidelines for the number of stock options to be granted based on competitive compensation data gathered from the survey information discussed above. The number of stock options granted is a function of the employee’s base pay, stock option multiples for the employee’s grade level and the imputed value of the option. The Committee also takes into account management’s recommendations regarding the number of options to be awarded to specific employees as well as competitive pay practices within the food industry and the amount of options outstanding or previously granted. While stock options have been granted annually to members of the senior executive group, the Committee may elect not to grant stock options in a given year. Stock option recipients other than the senior executive group (over 500 key employees) generally receive stock option grants every two years.

Beginning with stock options granted after 1995, employees desiring to receive cash upon exercise through a same-day purchase and sale transaction must first meet certain minimum stockholding requirements. If the minimums are not satisfied, an individual can receive only one-half of the after-tax profit from the option exercise in cash. The remaining one-half of the profit must be retained in Common Stock. Minimum stockholding requirements range from one to five times base salary. For Mr. Wolfe, the applicable multiple in 2000 was five times his base salary.

Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with a ten-year term and an exercise price equal to the closing market price of the Common Stock on the day preceding the date of grant. Starting in 1997, and again in 1998 and 1999, stock options granted to the senior executive group had a two-year vesting requirement similar to that already applicable to the non-senior management group receiving options. Beginning in 2000, stock options granted to all eligible recipients, including the senior executive group, have a four-year step vesting requirement of 25% per year, with full vesting occurring at the end of the fourth year following the date of grant. These approaches are designed as incentives for future performance by the creation of stockholder value over the long term since the benefit of the stock options cannot be realized unless stock price appreciation occurs.

In 2000, Mr. Wolfe received options to purchase 54,650 shares of Common Stock with an exercise price of $45.00 per share, the closing market price on the day preceding the grant. The Committee has the right under the Incentive Plan to grant stock options that are not subject to the requirements set forth above. In 2000, the Committee made two special grants of options to purchase 60,000 shares and 40,000 shares, respectively, of Common Stock to K. L. Wolfe, which vest and become exercisable only after the achievement of specific share price thresholds and certain other criteria. These special grants will expire on January 1, 2002.

Policy Regarding Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) provides that publicly-held companies may be limited in deducting certain compensation in excess of $1 million paid to the chief executive officer and the four other most highly-compensated officers. The Committee has considered the effect of Section 162(m) of the Code on the Corporation’s executive compensation program to develop its policy with respect to the deductibility of the Corporation’s executive compensation. It is the Committee’s position that in administering the “performance-based” portion of the Corporation’s executive compensation program, it will attempt to comply with the requirements of Section 162(m). However, the Committee believes that it needs to retain the flexibility to exercise its judgment in assessing an executive’s performance and that the total compensation system for executive officers should be managed in accordance with the objectives outlined in the “Executive Compensation Philosophy” section of this report and in the best overall interest of the Corporation’s stockholders. Should compliance with Section 162(m) conflict with the “Executive Compensation Philosophy” or with what the Committee believes to be in the best interest of the stockholders, the Committee will act in accordance with the Philosophy and in the best interest of the stockholders, notwithstanding the effect of such action on deductibility for any given year. However, to ensure that the Corporation does not lose deductions for compensation paid, the Committee has adopted a deferral policy requiring the executive to defer receipt of any compensation in excess of $1 million that is not deductible in any given year to the year in which such compensation would be deductible by the Corporation.

Conclusion

In 2000, as in previous years, a substantial portion of the Corporation’s executive compensation consisted of performance-based variable elements. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders.

SUBMITTED BY THE COMPENSATION AND EXECUTIVE ORGANIZATION
COMMITTEE OF THE CORPORATION’S BOARD OF DIRECTORS

Robert H. Campbell, Chair	C. McCollister Evarts, M.D.	John C. Jamison	Mackey J. McDonald

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Summary of Cash and Certain Other Compensation

The following table shows for the fiscal years ended December 31, 2000, 1999 and 1998 the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to each of the named executive officers of the Corporation.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Option Awards	LTIP(3) Payouts	All Other(4) Compensation

K. L. Wolfe	2000	$775,000	$640,584	154,650	$ 234,847	$ 4,250
Chairman of the Board	1999	775,000	0	42,150	92,746	4,000
	1998	735,000	359,944	57,000	1,456,946	4,000

M. F. Pasquale(5)	2000	$472,596	$298,397	30,300	$ 86,125	$ 4,250
Executive Vice President	1999	400,000	27,554	17,400	38,181	4,000
and Chief Operating	1998	360,000	152,280	21,300	613,451	4,000
Officer

W. F. Christ(6)	2000	$335,000	$230,748	16,850	$ 69,354	$ 4,250
Executive Vice President	1999	331,250	22,864	12,650	25,719	4,000
and Chief Operating	1998	303,000	118,135	15,350	412,162	54,000	(7)
Officer

R. M. Reese	2000	$287,000	$166,056	11,000	$ 41,404	$ 4,250
Senior Vice President,	1999	278,000	18,104	8,200	18,321	4,000
General Counsel and	1998	258,000	79,048	7,400	287,555	4,000
Secretary

R. Brace	2000	$258,000	$140,479	11,450	$ 39,131	$ 4,250
Vice President, Conversion	1999	250,000	13,216	8,550	15,193	4,000
and Procurement	1998	211,800	74,217	9,900	220,459	4,000

P. N. Le Maire	2000	$250,000	$140,407	7,750	$ 26,845	$ 4,250
President,	1999	238,000	26,814	4,750	14,051	2,265
Hershey International	1998	228,500	67,115	4,800	0	0

J. F. Carr	2000	$236,500	$141,181	8,850	$ 40,237	$ 4,250
Vice President, Research	1999	236,500	16,401	6,850	17,924	4,000
Services and Special	1998	236,500	140,624	8,200	277,970	3,747
Operations

(1)	This column includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code that were contributed by the named executive officer to the Corporation’s Employee Savings Stock Investment and Ownership Plan (“ESSIOP”).

(2)	This column represents annual cash incentive awards (paid out or deferred) attributable to services rendered for that year.

(3)	This column reports the cash value earned in PSU payouts during each of the last three fiscal years at the end of the following three performance cycles: 1998-2000, 1997-99, and 1996-98 under the Incentive Plan which were paid or deferred in the fiscal year immediately following the last year of the respective three-year cycle.

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(4)	This column includes the Corporation’s matching contributions to the individual’s ESSIOP account for 2000, 1999 and 1998.

(5)	Mr. Pasquale resigned as a director and executive officer of the Corporation on December 11, 2000. Mr. Pasquale is on a paid leave of absence from the Corporation for a period of eighteen months, during which time he will continue to receive his 2000 base salary.

(6)	Mr. Christ became Executive Vice President and Chief Operating Officer on December 11, 2000. Prior to that, he held the position of Senior Vice President, Chief Financial Officer and Treasurer. In connection with his new duties, Mr. Christ received written assurance from the Corporation that, should his employment with the Corporation terminate involuntarily without cause within one year of the election of a new Chief Executive Officer succeeding K. L. Wolfe, he will receive a lump-sum payment equal to two times his then current annual base salary.

(7)	Includes a special award approved by the Board of Directors.

Long-Term Incentive Program – Stock Options

The following table contains information concerning the grant of stock options under the Incentive Plan to the named executive officers as of the end of the last fiscal year.

Option Grants for the Year-Ended December 31, 2000

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Stock Option Term
Name	Number of Securities Underlying Options Granted(1)		% of Total Options Granted to Employees in 2000(4)	Exercise or Base Price ($/Sh)(5)	Expiration Date	5%(6)	10%(6)

K. L. Wolfe	54,650		2.2	$45.00	1/12/10	$ 1,546,609	$ 3,919,411
	60,000	(2)	2.4	41.00	1/01/02	239,412	489,911
	40,000	(2)	1.6	41.00	1/01/02	159,608	326,607

M. F. Pasquale	23,100		*	45.00	1/12/10	653,736	1,656,695
	7,200	(3)	*	41.00	2/06/10	185,650	470,473

W. F. Christ	16,850		*	45.00	1/12/10	476,859	1,208,455

R. M. Reese	11,000		*	45.00	1/12/10	311,303	788,903

R. Brace	11,450		*	45.00	1/12/10	324,038	821,176

P. N. Le Maire	7,750		*	45.00	1/12/10	219,327	555,818

J. F. Carr	8,850		*	45.00	1/12/10	250,457	634,708

All Stockholders(7)	N/A		N/A	N/A	N/A	$3,918,958,175	$9,931,409,455

*	Less than 1%

(1)	All stock options listed in this column, with the exception of those stock options granted to K. L. Wolfe on February 7, 2000 (described in footnote (2) below), are subject to a four-year step vesting requirement of 25% per year and have a ten-year term. All stock options (with the exception of those stock options granted to K. L. Wolfe and M. F. Pasquale on February 7, 2000) were granted on January 13, 2000 at a price of $45.00, which equates to 100% of the fair market value of the Common Stock on the date of grant (determined as the closing price on the business day immediately preceding the date the stock options were granted). If an executive officer retires within the twelve-month period following the grant date, the number of stock options granted to

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such officer (with the exception of those stock options granted to K. L. Wolfe on February 7, 2000) will be reduced on a pro-rata basis. All stock options expire at the end of the stock option holder’s employment, except in the case of a stock option held by an employee whose employment ends due to (i) retirement, total disability or death, in which instance the employee or his estate may exercise the stock options capable of being exercised within five years of the date of retirement, total disability or death (three years for options granted prior to 1997) or, if sooner, upon expiration of the applicable term of the stock options, or (ii) the occurrence of a “corporate event,”defined as a material, non-recurring event (such as a corporate restructuring) which results in the displacement or elimination of a significant number of jobs and which is required to be disclosed as a separate matter in the Corporation’s financial statements, in which case the employee may exercise the stock options capable of being exercised within ninety days after the corporate event or, if sooner, upon expiration of the applicable term of the stock option.

(2)	These stock options were granted on February 7, 2000, at a price of $41.00, which equates to 100% of the fair market value of the Common Stock on the date of grant (determined as the closing price on the business day immediately preceding the date the stock options were granted). The first 60,000 stock options vested on November 30, 2000, the day following the third consecutive day that the closing price of the Common Stock on the New York Stock Exchange was $60.00 or greater. The remaining 40,000 stock options will vest, if at all, on the day following the third consecutive day that the closing price of the Common Stock on the New York Stock Exchange is $70.00 or greater. The exercise of these grants is subject to the Board’s determination that certain other criteria have been met.

(3)	These stock options were granted on February 7, 2000 at a price of $41.00, which equates to 100% of the fair market value of the Common Stock on the date of grant (determined as the closing price on the business day immediately preceding the date the stock options were granted).

(4)	In 2000, 561 employees were granted a total of 2,503,400 stock options.

(5)	The exercise price may be paid in cash, shares of Common Stock valued at the fair market value on the date of exercise, or pursuant to a cashless exercise procedure under which the stock option holder provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Corporation, out of the sales proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(6)	The dollar amounts under these columns for all the individuals are the result of annual appreciation rates for the term of the options (10 years, or in the case of the February 7, 2000 grant to K. L. Wolfe, 1 year and 10 months) as required by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

(7)	For “All Stockholders,” the potential realizable value on 138,477,824 shares, the number of outstanding shares of Common Stock and Class B Stock on January 13, 2000 is based on a $45.00 per share price and on February 7, 2000, is based on a $41.00 per share price (the exercise prices of the 2000 options). The value of the Common Stock and Class B Stock at $45.00 per share was $6,231,502,080 and at $41.00 per share was $5,677,590,784. The amounts listed under these columns for “All Stockholders” are the result of annual appreciation rates of the January 13, 2000 grant for a period of ten years from the grant date through and including January 12, 2010. If the calculation were based on the share price on February 7, 2000 of $41.00, the potential realizable value for all stockholders of a 5% appreciation would be $3,570,606,337 over a period of ten years (the term of the February 7, 2000 option grant to Mr. Pasquale) and $552,554,024 over a period of one year and 10 months (the term of the February 7, 2000 option grant to Mr. Wolfe), and at 10% appreciation would be $9,048,617,504 over a period of ten years and $1,130,696,093 over a period of 1 year and 10 months. The amounts are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

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The following table sets forth information with respect to the named executive officers concerning the exercise of stock options during the last fiscal year and unexercised stock options held as of the end of the fiscal year:

Aggregated Option Exercises in Year-Ended December 31, 2000
and Year-End Option Values

	Shares		Securities Underlying Number of Unexercised Options at 12/31/00 (#)(1)		Value of Unexercised Options at 12/31/00 ($)(1)
Name	Acquired on Exercise (#)(1)	Value Realized ($)	Exer- cisable	Unexer- cisable	Exer- cisable	Unexer- cisable

K. L. Wolfe	111,200	$2,615,838	104,500	196,800	$1,075,125	$3,604,459

M. F. Pasquale	42,600	1,205,076	87,950	47,700	2,101,156	701,775

W. F. Christ	15,000	592,751	62,750	29,500	1,524,519	388,928

R. M. Reese	—	—	57,800	19,200	1,772,706	253,613

R. Brace	7,100	255,156	34,650	20,000	776,581	264,059

P. N. Le Maire	—	—	23,100	12,500	162,488	173,609

J. F. Carr	26,400	970,369	38,600	15,700	953,263	205,291

(1)	All of the stock options were granted under the Incentive Plan. The fair market value of the Common Stock on December 29, 2000, the last trading day of the Corporation’s fiscal year, was $64.375.

Long-Term Incentive Program – Performance Stock Units

The following table provides information concerning performance stock unit grants made to the named executive officers during the last fiscal year under the long-term incentive program portion of the Incentive Plan. Payments made under the program for the three-year performance cycle ending December 31, 2000 are reported in the Summary Compensation Table.

Long-Term Incentive Program
Performance Stock Unit Awards in Year-Ended December 31, 2000

	Number of Shares, Units or Other	Performance or Other Period Until Maturation	Estimated Future Payouts
Name	Rights(1)	or Payout	Threshold (#)(2)	Target (#)(3)	Maximum (#)(4)

K. L. Wolfe	13,650	3 years	512	13,650	20,475

M. F. Pasquale	5,800	3 years	218	5,800	8,700

W. F. Christ	4,200	3 years	158	4,200	6,300

R. M. Reese	2,750	3 years	103	2,750	4,125

R. Brace	2,850	3 years	107	2,850	4,275

P. N. Le Maire	1,950	3 years	73	1,950	2,925

J. F. Carr	2,200	3 years	83	2,200	3,300

(1)	The PSUs reported in this table were granted on January 13, 2000 for the cycle commencing January 1, 2000 and ending December 31, 2002.

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For purposes of determining the number of grants, the value of each PSU is based on the average of the daily closing prices of the Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the December preceding the new three-year performance cycle.

The final value of the award is determined based upon three factors. The first is the number of PSUs awarded at the commencement of the three-year cycle. The second factor relates to the performance score as measured against predetermined basic earnings per share, economic value added and cumulative free cash flow objectives for the 2000-2002 three-year cycle. The performance scoring can range from a minimum of 0% to a maximum of 150% achievement. The third factor involves the value per unit which is determined at the conclusion of the three-year cycle.

(2)	This column lists the number of shares of Common Stock, the value of which would be payable to the named executive officers at the threshold achievement level of 3.75%. If the achievement level at the end of the three-year cycle is less than this threshold, no payments are made.

(3)	This column lists the number of shares of Common Stock, the value of which would be payable to the named executive officers at the target, or 100%, achievement level.

(4)	This column lists the number of shares of Common Stock, the value of which would be payable to the named executive officers at the 150% achievement level.

Transactions with Management and Others

Richard H. Lenny was appointed as a director of the Corporation and elected as its President and Chief Executive Officer, effective March 12, 2001. Under the terms of the employment agreement entered into by the Corporation with Mr. Lenny, he is entitled to an annual salary of $750,000, and to participate in the Annual and Long-Term Incentive Programs of the Incentive Plan and in the Corporation’s other executive and employee benefits programs. The employment agreement also provides for a sign-on award, in lieu of participation in certain on-going corporate incentive programs, of 400,000 stock options (at a price of $64.65, the closing price of the Common Stock on the trading day preceding the date of the grant in accordance with the Incentive Plan) and a restricted stock unit award of 50,000 shares to replace compensation forfeited as a result of his resignation from his prior employer. Mr. Lenny’s employment agreement has a continuous term of three years, unless earlier terminated. In the event the Corporation should terminate Mr. Lenny’s employment without cause, he will be entitled to a lump sum severance benefit equal to annual salary and AIP bonus for two years, vesting of restricted stock awards, continued vesting of stock option awards and continuation of certain executive and employee benefits.

William F. Christ became Executive Vice President and Chief Operating Officer, and Frank Cerminara became Vice President, Chief Financial Officer and Treasurer, on December 11, 2000. In connection with their new duties, Messrs. Christ and Cerminara each received written assurance from the Corporation that, should the Corporation terminate his employment without cause within one year of the date of the election of a new Chief Executive Officer succeeding K. L. Wolfe, he would receive: (1) in the case of Mr. Christ, a lump-sum payment equal to two times his then current annual base salary; and (2) in the case of Mr. Cerminara, payment of his then current annual base salary for a two-year period, commencing on the date of termination.

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Performance Graph

The following graph compares the Corporation’s cumulative total stockholder return (Common Stock price appreciation plus dividends, on a reinvested basis) over the last five fiscal years with the Standard and Poor’s 500 Index and the Standard and Poor’s Food Industry Group Index.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
HERSHEY FOODS CORPORATION, S&P 500 INDEX AND S&P FOOD GROUP INDEX

	1995	1996	1997	1998	1999	2000

HERSHEY	$100	$137	$197	$201	$156	$216
S&P 500	$100	$123	$164	$211	$255	$232
S&P FOOD	$100	$119	$170	$184	$144	$183

*	Total return assumes reinvestment of dividends.
Assumes $100 invested on 12/31/95 in Herschey Common Stock, S&P 500 Index and S&P Food Group Index.

Benefit Protection Arrangements

The Corporation provides an Executive Benefits Protection Plan (“Benefits Protection Plan”) for the named executive officers and other key management personnel. The terms of the Benefits Protection Plan are consistent with the practices followed by other major public corporations in the U.S. and generally provide that in the event the executive’s employment with the Corporation terminates within two years after a “change in control” of the Corporation, the executive is entitled to certain severance payments and benefits. A “change in control” is defined to include an event in which the Milton Hershey School Trust no longer holds voting control of the Corporation and another party acquires 25% or more of the combined voting power of common equity of the Corporation. Under the Benefits Protection Plan, upon the executive’s termination after a change in control as described above, and in order to assist the executive in transitioning to new employment, the executive generally would be entitled to receive in a lump sum three times the executive’s base salary, AIP bonus and PSU payout. The executive would also be entitled to continuation of health benefits for a period of three years and reimbursement for federal excise taxes payable (but not for income taxes payable). The executive would also become vested in benefits under existing compensation and benefit programs (including those described in the Executive Compensation section) and would generally be paid such benefits at the time of the executive’s termination from a grantor trust to be established and funded at the time of any such change in control.

The Milton Hershey School Trust has indicated to the Corporation that it intends to maintain voting control of the Corporation and, therefore, it is unlikely that the Benefits Protection Plan would be utilized. The Milton Hershey School Trust has also indicated that it, however, accepts the position of the Corporation’s Board of Directors that such arrangements are part of the usual and ordinary compensation packages at major public companies and are important to the Corporation’s ability to attract and retain key employees.

Pension Plans

Executive officers are eligible to receive pension benefits payable under the Corporation’s qualified defined benefit pension plan (“Pension Plan”), as well as the nonqualified supplemental executive retirement plan that provides benefits in excess of those that may be provided under plans (such as the Pension Plan) that are subject to limitations under the Internal Revenue Code. The combined benefit paid to a participant pursuant to these plans is equal to 55% of that individual’s final average compensation. Final average compensation is determined by adding the participant’s three-year average of base salary and five-year average AIP bonus. The combined amounts paid under the two plans are reduced by any applicable Social Security benefits received, by a specified percentage for each month that retirement occurs before age 60, and by a specified percentage for each year that retirement occurs prior to the individual completing 15 years of service with the Corporation.

The final average compensation and the credited years of service as of December 31, 2000, respectively, for each of the named executive officers were: K. L. Wolfe, $1,317,918, 31.8 years; M. F. Pasquale, $609,274, 21.4 years; W. F. Christ, $518,144, 30.2 years; R. M. Reese, $400,161, 21.4 years; R. Brace, $325,638, 26.9 years; P. N. Le Maire, $316,945, 2.5 years; and J. F. Carr, $382,846, 26.8 years.

VOTING OF PROXIES

A proxy may be revoked at any time before it is voted at the meeting by submitting to the Secretary of the Corporation a written notice revoking it, by a duly-executed proxy bearing a later date, by a telephone or Internet vote cast at a later date, or by voting by ballot at the meeting. Shares held for each participant in the Corporation’s Automatic Dividend Reinvestment Service Plan or the ESSIOP will be voted by the plan trustee as directed by the participant’s proxy. If an Automatic Dividend Reinvestment Service Plan participant does not return a proxy, the participant’s shares in the plan will not be voted. If an ESSIOP participant does not return a proxy, that participant’s shares will be voted by the plan trustee in the same proportion as the final aggregate votes of plan participants actually voting on the matter.

SOLICITATION OF PROXIES

Solicitation of proxies will be made by use of the mails or, if consented to by a stockholder, by electronic transmission over the Internet. The cost of preparing, assembling and distributing this proxy solicitation material and Notice of Annual Meeting of Stockholders will be paid by the Corporation. Solicitation by mail, telephone, telefax or personal contact may be done by directors, officers and other employees of the Corporation, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Corporation’s stock as of the record date will be requested to forward proxy solicitation material to the beneficial owners of such shares and will be reimbursed by the Corporation for their reasonable expenses.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Corporation’s executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934 to file with the Securities and Exchange Commission and the New York Stock Exchange reports of ownership and changes in ownership in their holdings of the Corporation’s stock. Copies of these reports must also be furnished to the Corporation. Based on an examination of these reports and on written representations provided to the Corporation, all such reports have been timely filed.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

During 2000 the Corporation and its subsidiaries had a number of transactions with Milton Hershey School, the Milton Hershey School Trust, and companies owned by the Milton Hershey School Trust, involving the purchase or sale of goods and services. These transactions were primarily with Hershey Entertainment & Resorts Company, based in Hershey, Pennsylvania, and wholly-owned by the Milton Hershey School Trust.

The aggregate value of sales made during 2000 by the Corporation and its subsidiaries to Milton Hershey School, the Milton Hershey School Trust, and companies owned by the Milton Hershey School Trust, amounted to approximately $800,000. During the same year, the Corporation purchased goods and services from these entities in the amount of approximately $1,850,000. These transactions were on terms that the Corporation believes to be no less favorable to the Corporation than those which could have been obtained from other purchasers or vendors.

OTHER BUSINESS

As of January 29, 2001, the Corporation had received no proposal, nomination for director or other business submitted in accordance with its By-Laws for consideration at the Annual Meeting, other than that set forth in the Notice of Annual Meeting of Stockholders and as more specifically described in this Proxy Statement, and, therefore, it is not expected that any other business will be brought before the Annual Meeting. However, if any other business should properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the signed proxies received by them in accordance with their best judgment on such business and any matters dealing with the conduct of the Annual Meeting.

STOCKHOLDER PROPOSALS AND NOMINATIONS

The 2002 Annual Meeting of Stockholders will be held on April 30, 2002. To be eligible for inclusion in the Corporation’s Proxy Statement for the 2002 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporation by November 15, 2001.

Stockholders (other than those holding 25% of the outstanding votes entitled to be cast) who do not submit proposals for inclusion in the Proxy Statement but who intend to present a proposal, nomination for director or other business for consideration at any meeting of stockholders, including any annual meeting, are required by the Corporation’s By-Laws to notify the Secretary of the Corporation of their proposal or nomination and provide other information in advance of such meeting. Stockholders interested in making proposals at the 2002 Annual Meeting should submit their name and address, their shareholdings, a brief description of the proposal, and any financial or other interest they have in such proposal to the Corporation no earlier than December 24, 2001 and no later than January 24, 2002.

In addition, the Corporation’s By-Laws require that a stockholder wishing to make a nomination for director at the 2002 Annual Meeting must submit the following information to the Corporation no earlier than December 24, 2001 and no later than January 24, 2002: name and address of the stockholder who intends to make the nomination; a representation that the stockholder is a holder of record and intends to make the nomination in person or by proxy at the meeting; a description of any arrangement between the stockholder and the individual planned to be nominated; the nominee’s name, address and biographical information; and the written consent of the nominee to serve as a director if elected.

All notices for stockholder proposals and director nominations should be sent to Hershey Foods Corporation, Attn: Secretary, 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810.

ANNUAL REPORT ON FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

The Corporation will provide without charge to each beneficial owner of its Common Stock and Class B Stock, upon such stockholder’s request, a copy (without exhibits) of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission. Requests for copies should be addressed to Hershey Foods Corporation, Attn: Investor Relations Department, 100 Crystal A Drive, Hershey, Pennsylvania 17033-0810.

Appendix A to this Proxy Statement contains the Annual Report to Stockholders, including Management’s Discussion and Analysis, the Consolidated Financial Statements and other investor information. Appendix B contains the Charter of the Audit Committee of the Board of Directors. Appendix A; Appendix B; the Audit Committee Report beginning on page 7 (other than any information contained therein not permitted to be so excluded); the report on 2000 Executive Compensation beginning on page 13; and the Performance Graph appearing on page 23 shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission under or pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 as currently in effect, and shall not be deemed to be incorporated by reference into any filing by the Corporation under such Acts, unless specifically provided otherwise in such filing.

By order of the Board of Directors,

Robert M. Reese Senior Vice President, General Counsel and Secretary

March 15, 2001

Stockholders who desire to have their stock voted at the meeting are requested to either (1) follow the Internet or telephone voting instructions on the enclosed proxy card or (2) mark, sign, and date the enclosed proxy card and return it promptly in the enclosed, postage-paid envelope. Stockholders may revoke their proxies at any time prior to the meeting, and stockholders who are present at the meeting may revoke their proxies and vote, if they so desire, in person.

Appendix A

Annual Report to Stockholders

HERSHEY FOODS CORPORATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

Net Sales

Net sales increased $250.1 million, or 6%, from 1999 to 2000. The higher sales primarily reflected an increase in sales of core confectionery and grocery products in North America, incremental sales from the introduction of new confectionery products, increased international exports and lower product returns, discounts, and allowances. In 2000, certain international distributor allowances were netted against sales instead of being reported in selling, marketing and administrative expenses as in 1999 and 1998. These distributor allowances amounted to $18.3 million and $17.8 million in 1999 and 1998, respectively. Net sales in 1999 included $29.3 million related to the Corporation’s pasta business, which was sold in January 1999.

Net sales decreased $464.7 million, or 10%, from 1998 to 1999. The decrease in sales in 1999 was primarily a result of the divestiture of the Corporation’s pasta business, which resulted in a sales reduction of $343.8 million, and sales decreases in the United States of core confectionery and grocery products. Sales of confectionery and grocery products declined in the first quarter of 1999 primarily as a result of the December 1998 buy-in on promotions of regular count and vending items. Decreases in sales in the third and fourth quarters of 1999 were primarily the result of problems encountered after the July 1999 start-up of new business systems and processes. These sales declines were partially offset by incremental sales from the introduction of new confectionery products, increased export sales in international markets and sales increases in the Corporation’s Canadian and Mexican markets.

Gross Margin

Gross margin increased from 40.7% in 1999 to 41.5% in 2000. The increase in gross margin reflected decreased costs for certain major raw materials, primarily cocoa, as well as lower product returns, discounts, and allowances. The impact of these items was offset partially by higher absorption of fixed manufacturing costs in 2000, primarily related to decreased finished goods inventory levels in 2000 compared to 1999. In addition, the sales mix of confectionery items sold in 2000 compared to 1999 contributed to lower profitability, as the growth in sales of the more profitable standard bars was outpaced by sales of packaged confectionery items. Also, higher distribution and warehousing costs in 2000 reflected higher warehouse handling costs, incremental costs associated with expanded warehousing capacity and one-time start-up costs for new distribution centers located near Hershey, Pennsylvania and Atlanta, Georgia.

Gross margin in 1999 benefited .3 percentage points from the inclusion in cost of sales of a one-time $12.5 million gain from revisions to the Corporation’s retiree medical plan, net of contributions into the Employee Savings Stock Investment and Ownership Plan (“ESSIOP”). During the first quarter of 1999, the Corporation changed its retiree medical plan to eliminate coverage for all eligible hourly employees under age 45, to be replaced by annual contributions into the ESSIOP. The change applied primarily to U.S. hourly employees working in Pennsylvania. In addition, gross margin in 1999 would have been .3 percentage points lower if certain international distributor allowances were reclassified and reported as discussed above for 2000.

Gross margin decreased from 40.8% in 1998 to 40.7% in 1999. The decrease reflected lower profitability resulting from the mix of confectionery items sold in 1999 compared with sales during 1998, primarily related to lower sales of the more profitable standard bars. Higher freight and distribution costs, reflecting increased costs related to the implementation of new business systems and processes and distribution center capacity constraints, and higher depreciation expense as a percent of sales, also contributed to the lower gross margin. These cost increases were offset partially by selling price increases in the Corporation’s Canadian and Mexican markets and decreased costs for packaging materials and certain raw materials. Effective December 1998, the Corporation changed its retiree medical plan to eliminate coverage for all U.S. full-time salaried employees and all non-union hourly plant employees working outside Hershey, Pennsylvania under age 45, replacing it with annual ESSIOP contributions, resulting in the recognition of a $13.0 million pre-tax gain in 1998.

Selling, Marketing and Administrative

Selling, marketing and administrative expenses increased $69.3 million, or 7%, from 1999 to 2000, primarily reflecting: increased marketing expenditures for core confectionery brands, international exports and the introduction of new products; increased selling and administrative expenses primarily related to higher staffing levels to support sales and customer service activity in North America and the international export business; higher incentive compensation expense reflecting improved operating performance in 2000; and higher software amortization costs. The impact of these items was offset partially by the inclusion in administrative expense in 2000 of a one-time gain of $7.3 million arising from the sale of certain corporate aircraft. Selling, marketing and administrative costs in 1999 included $10.7 million related to the Corporation’s pasta business, which was sold in January 1999.

Selling, marketing and administrative expenses decreased by $110.1 million, or 9%, from 1998 to 1999, reflecting lower expenses resulting from the divestiture of the pasta business, reduced marketing expenses for core confectionery brands and lower administrative expenses. These decreases were offset partially by increased spending associated with the introduction of new products and international exports, in addition to higher amortization expense for capitalized software. Excluding the divestiture of the pasta business, advertising and promotion expense was essentially equal to the prior year as a percent of sales.

Interest Expense, Net

Net interest expense for 2000 was $1.7 million above the prior year, primarily as a result of higher short-term interest expense related to increased average short-term borrowings and borrowing rates, and lower capitalized interest. The impact of these items was offset partially by higher interest income, and lower fixed interest expense as a result of interest rate swap and forward agreements entered into in October 1999. Net interest expense in 1999 was $11.4 million below the prior year, primarily as a result of lower short-term interest expense as a portion of the proceeds from the sale of the pasta business and positive cash flow were used to reduce short-term borrowings.

Income Taxes

The Corporation’s effective income tax rate was 38.8%, 36.8% and 38.8% in 1998, 1999 and 2000, respectively. Excluding the provision for income taxes associated with the gain on the sale of the Corporation’s pasta business, the effective income tax rate was 39.0% in 1999.

Net Income

Net income decreased $125.8 million, or 27%, from 1999 to 2000. In the first quarter of 1999, the Corporation received cash proceeds of $450.0 million, retained a 6% minority interest and recorded a gain of approximately $243.8 million before tax, $165.0 million or $1.17 per share—diluted after tax, as a result of the sale of the Corporation’s pasta business. Excluding the gain, net income increased $39.2 million, or 13%, from 1999 to 2000. The Corporation’s net income increased $119.4 million, or 35%, from 1998 to 1999, reflecting the gain on the sale of the pasta business. Excluding the gain, net income decreased $45.6 million, or 13% from 1998 to 1999.

Net income as a percent of net sales was 7.9% in 2000, 7.4% in 1999, excluding the gain on the sale of the pasta business, and 7.7% in 1998.

FINANCIAL CONDITION

The Corporation’s financial condition remained strong during 2000. The capitalization ratio (total short-term and long-term debt as a percent of stockholders’ equity, short-term and long-term debt) was 49% as of December 31, 2000 and 50% as of December 31, 1999. The ratio of current assets to current liabilities was 1.7:1 as of December 31, 2000, and 1.8:1 as of December 31, 1999. The lower ratio of current assets to current liabilities as of December 31, 2000, primarily reflected increased short-term borrowings to finance stock repurchases and a business acquisition.

In December 2000, the Corporation completed the purchase of the intense and breath freshener mints and gum businesses of Nabisco, Inc. (“Nabisco”). The Corporation paid $135.0 million to acquire the businesses, including Ice Breakers and Breath Savers Cool Blasts intense mints, Breath Savers mints, and Ice Breakers, Carefree, Stick*Free, Bubble Yum and Fruit Stripe gums. Also included in the purchase were manufacturing machinery and equipment and a gum-manufacturing plant in Las Piedras, Puerto Rico. These businesses had sales of approximately $270 million in 1999. The Corporation’s results of operations for 2000 did not include results of the acquisition, as the transaction was completed very late in the year. Had the results of the acquired businesses been included in the consolidated results, the effect would not have been material.

Assets

Total assets increased $101.1 million, or 3%, as of December 31, 2000, primarily as a result of higher accounts receivable, prepaid expenses and other current assets, property, plant and equipment, and intangibles resulting from business acquisitions, substantially offset by a decrease in cash and cash equivalents. These increases were due, in part, to the acquisition of Nabisco’s mint and gum businesses.

Current assets increased by $15.4 million, or 1%, reflecting increased accounts receivable, inventories, prepaid expenses and other current assets. An increase in accounts receivable of $26.9 million reflected higher sales in December 2000. The increase in prepaid expenses and other current assets was principally associated with hedging transactions. The decrease in cash and cash equivalents reflected the comparison to an unusually high balance as of December 31, 1999, as a result of year 2000 (Y2K) liquidity contingency plans.

Property, plant and equipment was higher than the prior year primarily due to capital additions of $138.3 million and the acquisition of the Nabisco businesses, partially offset by depreciation expense of $140.2 million. The increase in intangibles resulting from business acquisitions primarily reflected preliminary goodwill associated with the Nabisco acquisition, partly offset by the amortization of intangibles. The decrease in other non-current assets was primarily associated with the amortization of capitalized software.

Liabilities

Total liabilities increased by $24.7 million, or 1%, as of December 31, 2000, primarily reflecting higher accrued liabilities and an increase in short-term borrowings to finance the acquisition of the Nabisco businesses and stock repurchases, partially offset by a decrease in accrued and deferred income taxes. The increase in accrued liabilities was associated primarily with higher accruals for promotion and advertising programs and accrued liabilities related to the Nabisco acquisition. The decrease in accrued income taxes primarily reflected a decrease in the income tax provision which included accrued income taxes for the gain on sale of the pasta business as of December 31, 1999, and the decrease in deferred income taxes was associated with the payment in September 2000 of an assessment related to a Corporate Owned Life Insurance program discussed further under Liquidity below.

Capital Structure

The Corporation has two classes of stock outstanding, Common Stock and Class B Common Stock (“Class B Stock”). Holders of the Common Stock and the Class B Stock generally vote together without regard to class on matters submitted to stockholders, including the election of directors, with the

Common Stock having one vote per share and the Class B Stock having ten votes per share. However, the Common Stock, voting separately as a class, is entitled to elect one-sixth of the Board of Directors. With respect to dividend rights, the Common Stock is entitled to cash dividends 10% higher than those declared and paid on the Class B Stock.

In December 2000, the Corporation’s Board of Directors unanimously adopted a Stockholder Protection Rights Agreement (“Rights Agreement”). The Rights Agreement was supported by the Corporation’s largest stockholder, Hershey Trust Company, as trustee for the benefit of Milton Hershey School (“Milton Hershey School Trust”). This action was not in response to any specific effort to acquire control of the Corporation. Under the Rights Agreement, the Corporation’s Board of Directors declared a dividend of one right (“Right”) for each outstanding share of Common Stock and Class B Stock payable to stockholders of record at the close of business on December 26, 2000. The Rights will at no time have voting power or receive dividends. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable and will not change the manner in which the Corporation’s Common Stock is traded. The Rights Agreement is discussed further in Note 12 to the Consolidated Financial Statements.

LIQUIDITY

Historically, the Corporation’s major source of financing has been cash generated from operations. The Corporation’s income and, consequently, cash provided from operations during the year are affected by seasonal sales patterns, the timing of new product introductions, business acquisitions and divestitures, and price increases. Chocolate, confectionery and grocery seasonal and holiday-related sales have typically been highest during the third and fourth quarters of the year, representing the principal seasonal effect. Generally, seasonal working capital needs peak during the summer months and have been met by issuing commercial paper.

Over the past three years, cash provided from operating activities and proceeds from the sale of the pasta business exceeded cash requirements for share repurchases, capital expenditures, capitalized software additions, dividend payments and a business acquisition by $88.7 million. Total debt, including debt assumed, decreased during the period by $150.9 million, reflecting reduced short-term borrowings and the repayment of long-term debt. Cash and cash equivalents decreased by $22.3 million during the period.

The Corporation anticipates that capital expenditures and capitalized software additions will be in the range of $150 million to $170 million per annum during the next several years as a result of continued modernization of existing facilities and capacity expansion to support new products and line extensions, along with continued improvement and enhancements of computer software. As of December 31, 2000, the Corporation’s principal capital commitments included manufacturing capacity expansion to support new products and line extensions, modernization and efficiency improvements.

In February 2001, the Corporation made a $75.0 million contribution to its domestic pension plans to improve the funded status and reduce future expense.

In December 2000, the Corporation entered into an operating lease agreement for a warehouse and distribution facility to be constructed in southern California. The lease term is approximately ten years and shall begin upon completion of the facility, but no later than September 1, 2001. The Corporation or its designee has an option between December 15, 2001 and March 31, 2002 to purchase the facility at original cost. The estimated cost of the facility, including land, is approximately $38.0 million.

In October 2000, the Corporation entered into an operating lease agreement to finance the purchase of a warehouse and distribution facility near Atlanta, Georgia for $18.2 million. The lease term is five years, with up to four renewal periods of five years each with the consent of the lessor. In July 1999, the Corporation entered into an operating lease agreement to finance the construction of a warehouse and distribution facility located on land owned by the Corporation near Hershey, Pennsylvania. Under the agreement, the lessor paid construction costs totaling $61.7 million. The lease term is six years, including the one-year construction period, with up to four renewal periods of five years each with the consent of the lessor. Both leases provide for substantial residual guarantees and include options to purchase the facilities at original cost.

In 1999, the Corporation implemented the first phase of an enterprise-wide integrated information system in the United States. The first phase of system implementation included new business systems and processes related to purchasing, accounts payable, fixed assets, the general ledger, production reporting, and tracking of plant inventories. The second phase of system implementation included systems and processes in the areas of sales order and billing, transportation planning and management, electronic data interchange communications with warehouses, finished goods inventories, accounts receivable and tracking of marketing promotions. Initial implementation costs amounted to approximately $101.0 million of capitalized software and hardware and $10.6 million of expenses. These expenditures were financed with cash provided from operations and proceeds from the sale of the Corporation’s pasta business.

Under share repurchase programs which began in 1993, a total of 17,624,037 shares of Common Stock have been repurchased for approximately $705.5 million. Of the shares repurchased, 528,000 shares were retired, 1,427,289 shares were reissued to satisfy stock options obligations, Supplemental Retirement Contributions and employee stock ownership trust (“ESOP”) obligations and the remaining 15,668,748 shares were held as Treasury Stock as of December 31, 2000. Additionally, the Corporation has purchased a total of 28,000,536 shares of its Common Stock to be held as Treasury Stock from the Milton Hershey School Trust for $1.0 billion. As of December 31, 2000, a total of 43,669,284 shares were held as Treasury Stock and $124.5 million remained available for repurchases of Common Stock under a program approved by the Corporation’s Board of Directors in October 1999.

In March 1997, the Corporation issued $150 million of 6.95% Notes under a November 1993 Form S-3 Registration Statement. In August 1997, the Corporation filed another Form S-3 Registration Statement under which it could offer, on a delayed or continuous basis, up to $500 million of additional debt securities. Also in August 1997, the Corporation issued $150 million of 6.95% Notes due 2012 and $250 million of 7.2% Debentures due 2027 under the November 1993 and August 1997 Registration Statements. Proceeds from the debt issuance were used to repay a portion of the short-term borrowings associated with the purchase of Common Stock from the Milton Hershey School Trust. As of December 31, 2000, $250 million of debt securities remained available for issuance under the August 1997 Registration Statement. Proceeds from any offering of the $250 million of debt securities available under the shelf registration may be used for general corporate requirements, which include reducing existing commercial paper borrowings, financing capital additions and share repurchases, and funding future business acquisitions and working capital requirements.

As of December 31, 2000, the Corporation maintained a committed credit facility agreement with a syndicate of banks in the amount of $500 million which could be borrowed directly or used to support the issuance of commercial paper. The Corporation may increase the credit facility by $1.0 billion with the concurrence of the banks. In December 2000, the short-term credit facility agreement was renewed for a total of $200 million and the long-term committed credit facility agreement remained in effect for $300 million, expiring in December 2002. The credit facilities may be used to fund general corporate requirements, to support commercial paper borrowings and, in certain instances, to finance future business acquisitions. The Corporation also had lines of credit with domestic and international commercial banks of $27.5 million and $25.0 million as of December 31, 2000 and 1999, respectively.

In January 1999, the Corporation received a Notice of Proposed Deficiency (“Notice”) from the Internal Revenue Service (“IRS”) related to years 1989 through 1996. The Notice pertained to the Corporate Owned Life Insurance (“COLI”) program which was implemented by the Corporation in 1989. The IRS disallowed the interest expense deductions associated with the underlying life insurance policies. The total deficiency of $61.2 million, including interest, was paid to the IRS in September 2000 to eliminate further accruing of interest. The Corporation may be subject to additional assessments for federal taxes and interest for 1997 and 1998 and for state taxes and interest for 1989 through 1998. The Corporation believes that it has fully complied with the tax law as it relates to its COLI program, has filed for the refund of amounts paid and will continue to seek favorable resolution of this matter.

Cash Flow Activities

Over the past three years, cash from operating activities provided approximately $1.1 billion. Over this period, cash used by or provided from accounts receivable and inventories has tended to fluctuate as a result of sales during December and inventory management practices. The change in cash required for or provided from other assets and liabilities between the years was primarily related to hedging transactions, the timing of payments for accrued liabilities, including income taxes, and variations in the funding status of pension plans.

Investing activities included capital additions, capitalized software additions, a business acquisition and a business divestiture. Capital additions during the past three years included the purchase of manufacturing equipment, and expansion and modernization of existing facilities. Capitalized software additions over the past three years were associated primarily with the implementation of an enterprise-wide integrated information system.

The acquisition of Nabisco’s mint and gum businesses for $135.0 million was completed in 2000 and the Corporation’s pasta business was sold for $450.0 million in 1999.

Financing activities included debt borrowings and repayments, payments of dividends, the exercise of stock options, incentive plan transactions, and the repurchase of Common Stock. During the past three years, short-term borrowings in the form of commercial paper or bank borrowings were used to purchase Nabisco’s mint and gum businesses, fund seasonal working capital requirements, and finance share repurchase programs. During the past three years, a total of 8,013,318 shares of Common Stock have been repurchased for $434.1 million, including 1,579,779 shares purchased from the Milton Hershey School Trust for $100.0 million. Cash used for incentive plan transactions of $74.3 million during the past three years was substantially offset by cash received from the exercise of stock options of $62.6 million. Cash used by incentive plan transactions reflected purchases, from time to time, of the Corporation’s Common Stock in the open market to repurchase treasury stock issued for stock options exercises, mitigating dilution of weighted-average shares outstanding.

ACCOUNTING POLICIES AND MARKET RISKS ASSOCIATED WITH DERIVATIVE INSTRUMENTS

The Corporation utilizes certain derivative instruments, from time to time, including interest rate swaps and forward agreements, foreign currency forward exchange contracts and commodity futures contracts, to manage interest rate, currency exchange rate and commodity market price risk exposures. Interest rate swaps and forward agreements, and foreign currency contracts are entered into for periods consistent with related underlying exposures and do not constitute positions independent of those exposures. Commodity futures contracts are entered into for varying periods and are intended and effective as hedges of anticipated raw material purchases. The Corporation does not hold or issue derivative instruments for trading purposes and is not a party to any instruments with leverage or prepayment features. In entering into these contracts, the Corporation has assumed the risk which might arise from the possible inability of counterparties to meet the terms of their contracts. The Corporation does not expect any losses as a result of counterparty defaults.

The information below summarizes the Corporation’s market risks associated with long-term debt and derivative instruments outstanding as of December 31, 2000. This information should be read in conjunction with Note 1, Note 5, Note 7 and Note 8 to the Consolidated Financial Statements.

Long-Term Debt

The table below presents the principal cash flows and related interest rates by maturity date for long-term debt, including the current portion, as of December 31, 2000. The fair value of long-term debt was determined based upon quoted market prices for the same or similar debt issues.

	Maturity Date
	(In thousands of dollars except for rates)
	2001	2002	2003	2004	2005	There- after	Total	Fair Value
Long-term Debt	$529	$838	$17,133	$136	$202,138	$657,409	$878,183	$920,374
Fixed Rate	2.0%	2.0%	4.4%	2.0%	6.7%	7.3%	7.1%

Interest Rate Swaps and Forward Agreements

In order to minimize its financing costs and to manage interest rate exposure, the Corporation, from time to time, enters into interest rate swaps and forward agreements. In October 1999, the Corporation entered into an interest rate swap agreement to effectively convert $200 million of 6.7% Notes Due 2005 (“Notes”) to variable rate debt. In December 2000, the counterparty chose to cancel the interest rate swap and forward agreements effective April 2, 2001. Subsequent to this date, the effective interest rate on the Notes will return to a fixed rate of 6.7%. The potential loss in fair value of interest rate swaps and forward agreements resulting from a hypothetical near-term adverse change in market rates of ten percent was not material as of December 31, 2000 and 1999.

Foreign Exchange Contracts

The Corporation enters into foreign exchange forward contracts to hedge transactions primarily related to firm commitments to purchase equipment, certain raw materials and finished goods denominated in foreign currencies and to hedge payment of intercompany transactions with its non-domestic subsidiaries. These contracts reduce currency risk from exchange rate movements.

Foreign exchange forward contracts are intended to be and are effective as hedges of firm, identifiable, foreign currency commitments. In accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation,” these contracts meet the conditions for hedge accounting treatment and accordingly, gains and losses are deferred and accounted for as part of the underlying transactions. Gains and losses on terminated derivatives designated as hedges are accounted for as part of the originally hedged transaction. Gains and losses on derivatives designated as hedges of items which mature, are sold or terminated, are recorded currently in income.

As of December 31, 2000, the Corporation had foreign exchange forward contracts maturing in 2001 and 2002 to purchase $36.3 million in foreign currency, primarily British sterling and euros, and to sell $11.5 million in foreign currency, primarily Japanese yen, at contracted forward rates.

As of December 31, 1999, the Corporation had foreign exchange forward contracts maturing in 2000 and 2001 to purchase $18.0 million in foreign currency, primarily euros and British sterling, and to sell $31.2 million in foreign currency, primarily Canadian dollars and Japanese yen, at contracted forward rates.

The fair value of foreign exchange forward contracts was estimated by obtaining quotes for future contracts with similar terms, adjusted where necessary for maturity differences. As of December 31, 2000 and 1999, the fair value of foreign exchange forward contracts approximated the contract value. The potential loss in fair value of foreign exchange forward contracts resulting from a hypothetical near-term adverse change in market rates of ten percent was not material as of December 31, 2000 and 1999.

Commodity Price Risk Management

The Corporation’s most significant raw material requirements include cocoa, sugar, milk, peanuts and almonds. The Corporation attempts to minimize the effect of future price fluctuations related to the purchase of these raw materials primarily through forward purchasing to cover future manufacturing requirements, generally for periods from 3 to 24 months. With regard to cocoa, sugar, corn sweeteners, natural gas and certain dairy products, price risks are also managed by entering into futures contracts. At the present time, active futures contracts are not available for use in pricing the Corporation’s other major raw material requirements. Futures contracts are used in combination with forward purchasing of cocoa, sugar, corn sweetener, natural gas and certain dairy product requirements principally to take advantage of market fluctuations which provide more favorable pricing opportunities and to increase diversity or flexibility in sourcing these raw materials and energy requirements. The Corporation’s commodity procurement practices are intended to reduce the risk of future price increases, but also may potentially limit the ability to benefit from possible price decreases.

The cost of cocoa beans and the prices for the related commodity futures contracts historically have been subject to wide fluctuations attributable to a variety of factors, including the effect of weather on crop yield, other imbalances between supply and demand, currency exchange rates, political unrest in producing countries and speculative influences. Cocoa prices remained near historical lows during most of 2000, as additional production, spurred by high prices in the mid-1990s, has come on stream under favorable climatic conditions. Additionally, demand has been reduced below historical levels as a result of economic difficulties in Eastern Europe, particularly the former Soviet Union. During 2001, continued improvement in chocolate consuming economies could result in prices stabilizing and possibly moving higher. The Corporation’s costs during 2001 will not necessarily reflect market price fluctuations because of its forward purchasing practices, premiums and discounts reflective of relative values, varying delivery times, and supply and demand for specific varieties and grades of cocoa beans.

Commodities Futures Contracts

In connection with the purchasing of cocoa, sugar, corn sweeteners, natural gas and certain dairy products for anticipated manufacturing requirements, the Corporation enters into commodities futures contracts as deemed appropriate to reduce the effect of price fluctuations. In accordance with Statement of Financial Accounting Standards No. 80, “Accounting for Futures Contracts,” these futures contracts meet the hedge criteria and are accounted for as hedges. Accordingly, gains and losses are deferred and recognized in cost of sales as part of the product cost. Gains and losses on futures designated as hedges of anticipated purchases which are no longer likely to occur are recorded currently in income.

Exchange traded futures contracts are used to fix the price of physical forward purchase contracts. Cash transfers reflecting changes in the value of futures contracts are made on a daily basis and are included in other current assets or accrued liabilities on the Consolidated Balance Sheets. Such cash transfers will be offset by higher or lower cash requirements for payment of invoice prices of raw materials and energy requirements in the future. Futures being held in excess of the amount required to fix the price of unpriced physical forward contracts are effective as hedges of anticipated purchases.

The following sensitivity analysis reflects the market risk of the Corporation to a hypothetical adverse market price movement of ten percent, based on the Corporation’s net commodity positions at four dates spaced equally throughout the year. The Corporation’s net commodity positions consist of the excess of futures contracts held over unpriced physical forward contracts for the same commodities, relating to cocoa, sugar, corn sweeteners and natural gas. Inventories, priced forward contracts and estimated anticipated purchases not yet contracted for were not included in the sensitivity analysis calculations. A loss is defined, for purposes of determining market risk, as the potential decrease in fair value or the opportunity cost resulting from the hypothetical adverse price movement. The fair values of net commodity positions were based upon quoted market prices or estimated future prices including estimated carrying costs corresponding with the future delivery period.

For the years ended December 31,	2000		1999

In millions of dollars	Fair Value	Market Risk (Hypothetical 10% Change)	Fair Value	Market Risk (Hypothetical 10% Change)

Highest long position	$77.6	$7.8	$147.7	$14.8
Lowest long position	(28.3)	2.8	54.3	5.4
Average position (long)	30.3	3.0	111.0	11.1

The decrease in fair values and market risks from 1999 to 2000 primarily reflected a decrease in net commodity positions and lower commodity futures prices in 2000. The negative lowest long position in 2000 resulted as commodities futures required to fix the price of unpriced physical forward contracts exceeded the amount of commodities futures being held at a point in time during the year.

Sensitivity analysis disclosures represent forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. The important factors that could affect the sensitivity analysis disclosures include significant increases or decreases in market prices reflecting fluctuations attributable to the effect of weather on crop yield, other imbalances between supply and demand, currency exchange rates, political unrest in producing countries and speculative influences in addition to changes in the Corporation’s hedging strategies.

MARKET PRICES AND DIVIDENDS

Cash dividends paid on the Corporation’s Common Stock and Class B Stock were $144.9 million in 2000 and $136.7 million in 1999. The annual dividend rate on the Common Stock was $1.12 per share, an increase of 8% over the 1999 rate of $1.04 per share. The 2000 dividend represented the 26th consecutive year of Common Stock dividend increases.

On February 7, 2001, the Corporation’s Board of Directors declared a quarterly dividend of $.28 per share of Common Stock payable on March 15, 2001, to stockholders of record as of February 23, 2001. It is the Corporation’s 285th consecutive Common Stock dividend. A quarterly dividend of $.2525 per share of Class B Stock also was declared.

Hershey Foods Corporation’s Common Stock is listed and traded principally on the New York Stock Exchange (“NYSE”) under the ticker symbol “HSY.” Approximately 138.6 million shares of the Corporation’s Common Stock were traded during 2000. The Class B Stock is not publicly traded.

The closing price of the Common Stock on December 31, 2000, was $64 3/8. There were 41,482 stockholders of record of the Common Stock and the Class B Stock as of December 31, 2000.

The following table shows the dividends paid per share of Common Stock and Class B Stock and the price range of the Common Stock for each quarter of the past two years:

	Dividends Paid Per Share		Common Stock Price Range*
	Common Stock	Class B Stock	High		Low
2000
1st Quarter	$ .26	$.2350	$50	11/16	$ 37	3/4
2nd Quarter	.26	.2350	55	13/16	45
3rd Quarter	.28	.2525	54	11/16	41	9/16
4th Quarter	.28	.2525	66	7/16	48	7/16

Total	$1.08	$.9750

1999
1st Quarter	$ .24	$.2175	$64	7/8	$ 54	1/8
2nd Quarter	.24	.2175	59	1/2	48	13/16
3rd Quarter	.26	.2350	61	7/16	48	1/2
4th Quarter	.26	.2350	54	3/16	45	3/4

Total	$1.00	$.9050

*	NYSE-Composite Quotations for Common Stock by calendar quarter.

A-9

RETURN MEASURES

Operating Return on Average Stockholders’ Equity

The Corporation’s operating return on average stockholders’ equity was 29.4% in 2000. Over the most recent five-year period, the return has ranged from 27.5% in 1996 to 36.0% in 1998. For the purpose of calculating operating return on average stockholders’ equity, earnings is defined as net income, excluding the after-tax loss on the disposal of businesses in 1996 and the after-tax gain on the sale of the pasta business in 1999.

Operating Return on Average Invested Capital

The Corporation’s operating return on average invested capital was 16.1% in 2000. Over the most recent five-year period, the return has ranged from 17.8% in 1996 to 14.8% in 1999. Average invested capital consists of the annual average of beginning and ending balances of long-term debt, deferred income taxes and stockholders’ equity. For the purpose of calculating operating return on average invested capital, earnings is defined as net income, excluding the after-tax loss on disposal of businesses in 1996, the after-tax gain on the sale of the pasta business in 1999 and the after-tax effect of interest on long-term debt.

OUTLOOK

The outlook section contains a number of forward-looking statements, all of which are based on current expectations. Actual results may differ materially.

The Corporation’s strategy is to profitably grow its North American confectionery and grocery business, and to build growing and profitable confectionery businesses in selected markets outside North America. To implement this strategy, the Corporation plans to continue to attract and hold customers and consumers with products and services of consistently superior quality and value.

The total U.S. confectionery market is anticipated to grow at a rate of three to four percent in 2001. Over the years, the Corporation’s goal has been to grow at a faster rate than the overall confectionery category. The Corporation expects to achieve this goal in 2001 by the integration of recently acquired products, strong results from new product introductions and the continued volume growth of confectionery products in North America and selected international markets.

Variability of gross margin in future periods is affected by various factors, including raw material and logistics costs, manufacturing efficiencies, and the mix of products sold in any period. The Corporation expects to improve profitability in 2001. Gross margin is expected to increase in 2001, as compared to the full year 2000, as the Corporation anticipates a more profitable sales mix, manufacturing efficiencies, modest declines in freight and distribution costs as a percent of sales and relatively stable commodity costs. These profitability improvements are expected to more than offset anticipated increases in employee benefits and energy costs.

The industry in which the Corporation operates is characterized by brand recognition. The Corporation will continue spending to promote its products and to increase the value of its brands. Planned spending on advertising in 2001 is significantly higher than 2000, while selling and administrative expenses are expected to remain relatively constant as a percent of sales.

The tax rate is projected to slightly decrease in 2001, as incremental earnings from the Corporation’s recent acquisition will be taxed at a more favorable tax rate.

The Corporation expects continued strong cash flows from operating activities in 2001. Net cash provided from operating activities is expected to exceed cash requirements for capital additions, capitalized software additions and anticipated dividend payments. Additionally, cash provided from operations is expected to be sufficient to reduce short-term borrowings and/or finance possible business acquisitions and continued repurchases of the Corporation’s Common Stock.

In May 2000, the Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board reached consensus on EITF Issue No. 00-14 “Accounting for Coupons, Rebates and Discounts,” requiring the reporting of certain sales incentives such as consumer coupon redemption costs and off-invoice allowances as a reduction of net sales. Effective with the quarter ending June 30, 2001, consumer coupon redemption costs and off-invoice allowances currently reported as marketing expense will be reported as a reduction of net sales. The implementation of EITF Issue No. 00-14, along with other similar pending EITF issues regarding the classification of certain sales incentives, may result in a material restatement to reduce net sales, with a corresponding restatement to reduce selling, marketing and administrative expenses. Upon adoption, all prior period amounts will be reclassified to conform to the new requirements.

Safe Harbor Statement

The nature of the Corporation’s operations and the environment in which it operates subject it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Corporation notes the following factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Many of the forward-looking statements contained in this document may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential,” among others. Factors which could cause results to differ include, but are not limited to: changes in the confectionery and grocery business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including income taxes; market demand for new and existing products; changes in raw material costs; and the Corporation’s ability to implement improvements and to reduce costs associated with the Corporation’s customer service, warehousing and order fulfillment processes and systems.

HERSHEY FOODS CORPORATION CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31,	2000	1999	1998

In thousands of dollars except per share amounts

Net Sales	$4,220,976	$3,970,924	$4,435,615

Costs and Expenses:
Cost of sales	2,471,151	2,354,724	2,625,057
Selling, marketing and administrative	1,127,175	1,057,840	1,167,895
Gain on sale of business	—	(243,785)	—

Total costs and expenses	3,598,326	3,168,779	3,792,952

Income before Interest and Income Taxes	622,650	802,145	642,663
Interest expense, net	76,011	74,271	85,657

Income before Income Taxes	546,639	727,874	557,006
Provision for income taxes	212,096	267,564	216,118

Net Income	$ 334,543	$ 460,310	$ 340,888

Net Income Per Share—Basic	$ 2.44	$ 3.29	$ 2.38

Net Income Per Share—Diluted	$ 2.42	$ 3.26	$ 2.34

Cash Dividends Paid Per Share:
Common Stock	$ 1.08	$ 1.00	$ .920
Class B Common Stock	.975	.905	.835

The notes to consolidated financial statements are an integral part of these statements. A-12

HERSHEY FOODS CORPORATION

CONSOLIDATED BALANCE SHEETS

December 31,	2000	1999

In thousands of dollars

ASSETS
Current Assets:
Cash and cash equivalents	$ 31,969	$ 118,078
Accounts receivable—trade	379,680	352,750
Inventories	605,173	602,202
Deferred income taxes	76,136	80,303
Prepaid expenses and other	202,390	126,647

Total current assets	1,295,348	1,279,980
Property, Plant and Equipment, Net	1,585,388	1,510,460
Intangibles Resulting from Business Acquisitions, Net	474,448	450,165
Other Assets	92,580	106,047

Total assets	$3,447,764	$3,346,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$ 149,232	$ 136,567
Accrued liabilities	358,067	292,497
Accrued income taxes	1,479	72,159
Short-term debt	257,594	209,166
Current portion of long-term debt	529	2,440

Total current liabilities	766,901	712,829
Long-term Debt	877,654	878,213
Other Long-term Liabilities	327,674	330,938
Deferred Income Taxes	300,499	326,045

Total liabilities	2,272,728	2,248,025

Stockholders’ Equity:
Preferred Stock, shares issued: none in 2000 and 1999	—	—
Common Stock, shares issued: 149,509,014 in 2000 and
149,506,964 in 1999	149,508	149,507
Class B Common Stock, shares issued: 30,441,858 in 2000 and
30,443,908 in 1999	30,442	30,443
Additional paid-in capital	13,124	30,079
Unearned ESOP compensation	(19,161)	(22,354)
Retained earnings	2,702,927	2,513,275
Treasury—Common Stock shares, at cost: 43,669,284 in 2000 and ;
41,491,253 in 1999	(1,645,088)	(1,552,708)
Accumulated other comprehensive loss	(56,716)	(49,615)

Total stockholders’ equity	1,175,036	1,098,627

Total liabilities and stockholders’ equity	$3,447,764	$3,346,652

The notes to consolidated financial statements are an integral part of these balance sheets. A-13

HERSHEY FOODS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31,	2000	1999	1998

In thousands of dollars

Cash Flows Provided from (Used by)
Operating Activities
Net income	$ 334,543	$ 460,310	$ 340,888
Adjustments to reconcile net income
to net cash provided from operations:
Depreciation and amortization	175,964	163,308	158,161
Deferred income taxes	(16,400)	(8,336)	82,241
Gain on sale of business, net of tax of $78,769	—	(165,016)	—
Changes in assets and liabilities, net of effects
from business acquisition and divestiture:
Accounts receivable—trade	(26,930)	77,918	(90,493)
Inventories	28,029	(136,535)	12,276
Accounts payable	7,280	(8,742)	10,005
Other assets and liabilities	(90,277)	(64,704)	(137,693)
Other, net	—	—	745

Net Cash Provided from Operating Activities	412,209	318,203	376,130

Cash Flows Provided from (Used by)
Investing Activities
Capital additions	(138,333)	(115,448)	(161,328)
Capitalized software additions	(4,686)	(25,394)	(42,859)
Business acquisition	(135,000)	—	—
Proceeds from divestiture	—	450,000	—
Other, net	6,206	23,006	22,859

Net Cash (Used by) Provided from Investing Activities	(271,813)	332,164	(181,328)

Cash Flows Provided from (Used by)
Financing Activities
Net change in short-term borrowings	48,428	(136,742)	(36,543)
Long-term borrowings	187	1,696	—
Repayment of long-term debt	(2,815)	(393)	(25,187)
Cash dividends paid	(144,891)	(136,728)	(129,044)
Exercise of stock options	24,376	18,878	19,368
Incentive plan transactions	(51,859)	—	(22,458)
Repurchase of Common Stock	(99,931)	(318,024)	(16,151)

Net Cash (Used by) Financing Activities	(226,505)	(571,313)	(210,015)

(Decrease) Increase in Cash and Cash Equivalents	(86,109)	79,054	(15,213)
Cash and Cash Equivalents as of January 1	118,078	39,024	54,237

Cash and Cash Equivalents as of December 31	$ 31,969	$ 118,078	$ 39,024

Interest Paid	$ 81,465	$ 77,049	$ 89,001
Income Taxes Paid	299,104	218,665	123,970

The notes to consolidated financial statements are an integral part of these statements. A-14

HERSHEY FOODS CORPORATION CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Preferred Stock	Common Stock	Class B Common Stock	Additional Paid-in Capital	Unearned ESOP Compensation	Retained Earnings	Treasury Common Stock	Accumulated Other Compre- hensive Income (Loss)	Total Stockholders’ Equity

In thousands of dollars
Balance as of January 1, 1998	$ —	$149,485	$30,465	$33,852	$(28,741)	$1,977,849	$(1,267,861)	$(42,243)	$852,806

Comprehensive income (loss)
Net income						340,888			340,888
Other comprehensive income (loss):
Foreign currency translation adjustments								(18,073)	(18,073)
Minimum pension liability adjustments, net of tax benefit								(4,051)	(4,051)

Comprehensive income									318,764
Dividends:
Common Stock, $.92 per share						(103,616)			(103,616)
Class B Common Stock, $.835 per share						(25,428)			(25,428)
Conversion of Class B Common Stock into Common Stock		18	(18)						—
Incentive plan transactions				(985)					(985)
Exercise of stock options				(3,375)			16,590		13,215
Employee stock ownership trust transactions				503	3,193				3,696
Repurchase of Common Stock							(16,151)		(16,151)

Balance as of December 31, 1998	—	149,503	30,447	29,995	(25,548)	2,189,693	(1,267,422)	(64,367)	1,042,301

Comprehensive income (loss)
Net income						460,310			460,310
Other comprehensive income (loss):
Foreign currency translation adjustments								10,701	10,701
Minimum pension liability adjustments, net of tax provision								4,051	4,051

Comprehensive income									475,062
Dividends:
Common Stock, $1.00 per share						(109,175)			(109,175)
Class B Common Stock, $.905 per share						(27,553)			(27,553)
Conversion of Class B Common Stock into Common Stock		4	(4)						—
Incentive plan transactions				2					2
Exercise of stock options				(458)			32,738		32,280
Employee stock ownership trust/benefits transactions				540	3,194				3,734
Repurchase of Common Stock							(318,024)		(318,024)

Balance as of December 31, 1999	—	149,507	30,443	30,079	(22,354)	2,513,275	(1,552,708)	(49,615)	1,098,627

Comprehensive income (loss)
Net income						334,543			334,543
Other comprehensive income (loss):
Foreign currency translation adjustments								(6,185)	(6,185)
Minimum pension liability adjustments, net of tax benefit								(916)	(916)

Comprehensive income									327,442
Dividends:
Common Stock, $1.08 per share						(115,209)			(115,209)
Class B Common Stock, $.975 per share						(29,682)			(29,682)
Conversion of Class B Common Stock into Common Stock		1	(1)						—
Incentive plan transactions				(426)					(426)
Exercise of stock options				(16,728)			7,551		(9,177)
Employee stock ownership trust/benefits transactions				199	3,193				3,392
Repurchase of Common Stock							(99,931)		(99,931)

Balance as of December 31, 2000	$ —	$149,508	$30,442	$13,124	$(19,161)	$2,702,927	$(1,645,088)	$(56,716)	$1,175,036

The notes to consolidated financial statements are an integral part of these statements. A-15

HERSHEY FOODS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies employed by the Corporation are discussed below and in other notes to the consolidated financial statements. Certain reclassifications have been made to prior year amounts to conform to the 2000 presentation.

Principles of Consolidation

The consolidated financial statements include the accounts of the Corporation and its subsidiaries after elimination of intercompany accounts and transactions.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, particularly for accounts receivable and certain current and long-term liabilities.

Revenue Recognition

The Corporation records sales when all of the following criteria have been met: a valid customer order with a fixed price has been received; a delivery appointment with the customer has been made; the product has been shipped in accordance with the delivery appointment; there is no further significant obligation to assist in the resale of the product; and collectibility is reasonably assured.

Cash Equivalents

All highly liquid debt instruments purchased with a maturity of three months or less are classified as cash equivalents.

Commodities Futures Contracts

In connection with the purchasing of cocoa, sugar, corn sweeteners, natural gas and certain dairy products for anticipated manufacturing requirements, the Corporation enters into commodities futures contracts as deemed appropriate to reduce the effect of price fluctuations. In accordance with Statement of Financial Accounting Standards No. 80, “Accounting for Futures Contracts,” these futures contracts meet the hedge criteria and are accounted for as hedges. Accordingly, gains and losses are deferred and recognized in cost of sales as part of the product cost. Gains and losses on futures designated as hedges of anticipated purchases which are no longer likely to occur are recorded in income currently.

Property, Plant and Equipment

Property, plant and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets, as follows: 3 to 15 years for machinery and equipment; and 25 to 40 years for buildings and related improvements.

Intangibles Resulting from Business Acquisitions

Intangible assets resulting from business acquisitions principally consist of the excess of the acquisition cost over the fair value of the net assets of businesses acquired (goodwill). Goodwill was $457.3 million and $431.7 million as of December 31, 2000 and 1999, respectively. The increase in goodwill primarily reflected the acquisition of the intense breath freshener mints and gum businesses of Nabisco, Inc. in

December 2000. Goodwill is amortized on a straight-line basis over 40 years. Other intangible assets are amortized on a straight-line basis over the estimated useful lives. The Corporation periodically evaluates whether events or circumstances have occurred indicating that the carrying amount of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Corporation uses an estimate of the acquired business’ undiscounted future cash flows compared to the related carrying amount of net assets, including goodwill, to determine if an impairment loss should be recognized.

Accumulated amortization of intangible assets resulting from business acquisitions was $135.5 million and $121.6 million as of December 31, 2000 and 1999, respectively.

Comprehensive Income

Comprehensive income (loss) is reported on the Consolidated Statements of Stockholders’ Equity and accumulated other comprehensive (loss) is reported on the Consolidated Balance Sheets.

Results of operations for foreign entities are translated using the average exchange rates during the period. For foreign entities, assets and liabilities are translated to U.S. dollars using the exchange rates in effect at the balance sheet date. Resulting translation adjustments are recorded as a component of other comprehensive income (loss), “Foreign Currency Translation Adjustments.”

A minimum pension liability adjustment is required when the actuarial present value of accumulated pension plan benefits exceeds plan assets and accrued pension liabilities, less allowable intangible assets. Minimum pension liability adjustments, net of income taxes, are recorded as a component of other comprehensive income (loss), “Minimum Pension Liability Adjustments, net of tax benefit/provision.”

Foreign Exchange Contracts

The Corporation enters into foreign exchange forward contracts to hedge transactions primarily related to firm commitments to purchase equipment, certain raw materials and finished goods denominated in foreign currencies, and to hedge payment of intercompany transactions with its non-domestic subsidiaries. These contracts reduce currency risk from exchange rate movements.

Foreign exchange forward contracts are intended and effective as hedges of firm, identifiable, foreign currency commitments. Accordingly, gains and losses are deferred and accounted for as part of the underlying transactions. Gains and losses on terminated derivatives designated as hedges are accounted for as part of the originally hedged transaction. Gains and losses on derivatives designated as hedges of items which mature, are sold or terminated, are recorded currently in income. In entering into these contracts the Corporation has assumed the risk which might arise from the possible inability of counterparties to meet the terms of their contracts. The Corporation does not expect any losses as a result of counterparty defaults.

License Agreements

The Corporation has entered into license agreements under which it has access to certain trademarks and proprietary technology, and manufactures and/or markets and distributes certain products. The rights under these agreements are extendible on a long-term basis at the Corporation’s option subject to certain conditions, including minimum sales levels, which the Corporation has met. License fees and royalties, payable under the terms of the agreements, are expensed as incurred.

Research and Development

The Corporation expenses research and development costs as incurred. Research and development expense was $25.4 million, $26.7 million and $28.6 million in 2000, 1999 and 1998, respectively.

Advertising

The Corporation expenses advertising costs as incurred. Advertising expense was $161.6 million, $164.9 million and $187.5 million in 2000, 1999 and 1998, respectively. Prepaid advertising as of December 31, 2000 and 1999, was $7.0 million and $5.8 million, respectively.

Computer Software

The Corporation capitalizes certain costs of computer software developed or obtained for internal use. The amount capitalized as of December 31, 2000 and 1999, was $66.2 million and $82.2 million, respectively. Software assets are classified as other non-current assets and are amortized over periods up to five years. Accumulated amortization of capitalized software was $35.7 million and $15.1 million as of December 31, 2000 and 1999, respectively.

Pending Accounting Pronouncements

In May 2000, the Emerging Issues Task Force (“EITF”) of the Financial Accounting Standards Board reached a consensus on EITF Issue No. 00-14, “Accounting for Coupons, Rebates and Discounts,” requiring the reporting of certain sales incentives such as consumer coupon redemption costs and off-invoice allowances as a reduction of net sales. In November 2000, the EITF delayed implementation of this change until the quarter ended June 30, 2001. The consumer coupon redemption costs and off-invoice allowances currently being reported in selling, marketing, and administrative expense will be recorded as a reduction of net sales on the effective date of the consensus.

Consumer coupon redemption costs are expensed and recognized at the offer date and measured based on expected utilization. Off-invoice allowances are expensed and recognized as incurred. These costs and allowances amounted to $116.1 million, $122.7 million and $199.4 million in 2000, 1999 and 1998, respectively, and are included in selling, marketing and administrative expenses in the Consolidated Statements of Income.

The EITF is also addressing several related topics that also impact the classification and recognition of certain sales incentives including:

•	Issue No. 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables”;

•	Issue No. 00-22 “Accounting for `Points’ and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to Be Delivered in the Future”; and

•	Issue No. 00-25 “Vendor Income Statement Characterization of Consideration from a Vendor to a Retailer.”

Final consensus has not yet been reached on Issues No. 00-21, No. 00-22, and No. 00-25, although further discussion is planned. The Corporation offers sales incentives to its customers and consumers in the ordinary course of business that are covered by these Issues. When consensus is reached on these Issues, certain other costs historically recorded in selling, marketing and administrative expense, which may be material, may also be reclassified as a reduction to net sales. These changes will not affect the Corporation’s financial condition or net income. Upon adoption, all prior period amounts will be reclassified to conform with the new requirements.

2.    ACQUISITION AND DIVESTITURE

In December 2000, the Corporation completed the purchase of the intense and breath freshener mints and gum businesses of Nabisco, Inc. (“Nabisco”). The Corporation paid $135.0 million to acquire the businesses, including Ice Breakers and Breath Savers Cool Blasts intense mints, Breath Savers mints, and Ice Breakers, Carefree, Stick*Free, Bubble Yum and Fruit Stripe gums. Also included in the purchase were manufacturing machinery and equipment and a gum-manufacturing plant in Las Piedras, Puerto Rico. These businesses had sales of approximately $270 million in 1999.

In accordance with the purchase method of accounting, the purchase price of the acquisition was allocated on a preliminary basis to the underlying assets and liabilities at the date of acquisition based on their estimated respective fair values, which may be revised at a later date. Total liabilities assumed were $30.3 million. Had the results of the acquisition been included in the consolidated results, the effect would not have been material.

In January 1999, the Corporation completed the sale of a 94% majority interest of its U.S. pasta business to New World Pasta, LLC. The transaction included the American Beauty, Ideal by San Giorgio, Light ‘n Fluffy, Mrs. Weiss, P&R, Ronzoni, San Giorgio and Skinner pasta brands, along with six manufacturing plants. In the first quarter of 1999, the Corporation received cash proceeds of $450.0 million, retained a 6% minority interest and recorded a gain of approximately $243.8 million before tax, $165.0 million or $1.17 per share—diluted after tax, as a result of the transaction. Net sales for the pasta business were $29.3 million and $373.1 million in 1999 and 1998, respectively. Net income for the pasta business was $1.5 million and $25.9 million in 1999 and 1998, respectively.

3.    COMMITMENTS

Rent expense was $40.8 million, $45.5 million, and $39.6 million for 2000, 1999 and 1998, respectively. Rent expense pertains to all operating leases, which were principally related to certain administrative buildings, distribution facilities and transportation equipment. In December 2000, the Corporation entered into an operating lease agreement for a warehouse and distribution facility to be constructed in southern California. The lease term is for approximately ten years and shall begin upon completion of the facility, but no later than September 1, 2001. The Corporation or its designee has an option between December 15, 2001 and March 31, 2002 to purchase the facility at original cost. The estimated cost of the facility, including land, is approximately $38.0 million.

In October 2000, the Corporation entered into an operating lease agreement to finance the purchase of a warehouse and distribution facility near Atlanta, Georgia for $18.2 million. The lease term is five years, with up to four renewal periods of five years each with the consent of the lessor. The lease provides for a substantial residual guarantee and includes an option to purchase the facility at original cost. In July 1999, the Corporation entered into an operating lease agreement to finance the construction of a warehouse and distribution facility located on land owned by the Corporation near Hershey, Pennsylvania. Under the agreement, the lessor paid construction costs totaling $61.7 million. The lease term is six years, including the one-year construction period, with up to four renewal periods of five years each with the consent of the lessor. The lease provides for a substantial residual guarantee and includes an option to purchase the facility at original cost. Future minimum rental payments under non-cancelable operating leases with a remaining term in excess of one year as of December 31, 2000, were: 2001, $21.0 million; 2002, $24.2 million; 2003, $24.0 million; 2004, $23.8 million; 2005, $23.7 million; 2006 and beyond, $67.4 million.

As of December 31, 2000, the Corporation had entered into purchase agreements with various suppliers. Subject to the Corporation’s quality standards being met, the purchase commitments covered by these agreements aggregated approximately $701.7 million in 2001, $426.8 million in 2002, $280.4 million in 2003, $181.1 million in 2004, $41.9 million in 2005 and $12.1 million in 2006 and beyond.

4.    DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

In June 1998, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). Subsequently, the FASB issued Statement No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133, an amendment of FASB Statement No. 133” and Statement No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of FASB Statement No. 133.” SFAS No. 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative’s gains and losses to offset related results on the hedged item in the income statement, to the extent effective, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000, but may be implemented as of the beginning of any fiscal quarter after issuance. Retroactive application is not permitted. SFAS No. 133 must be applied to (a) derivative instruments and (b) certain derivative instruments embedded in hybrid contracts that were issued, acquired, or substantively modified after December 31, 1997. Changes in accounting methods will be required for derivative instruments utilized by the Corporation to hedge commodity price, foreign currency exchange rate and interest rate risks. Such derivatives include commodity futures contracts, foreign exchange forward contracts and interest rate swaps and forward agreements.

The Corporation adopted SFAS No. 133 as of January 1, 2001. As of December 31, 2000, net deferred losses on derivatives of approximately $68.5 million after tax would have been reported as a component of other comprehensive loss and classified as accumulated other comprehensive loss on the Consolidated Balance Sheets upon adoption of SFAS No. 133. The adoption of SFAS No. 133 will not have a material impact on the Corporation’s results of operations.

5.    FINANCIAL INSTRUMENTS

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximated fair value as of December 31, 2000 and 1999, because of the relatively short maturity of these instruments. The carrying value of long-term debt, including the current portion, was $878.2 million as of December 31, 2000, compared to a fair value of $920.4 million based on quoted market prices for the same or similar debt issues. The carrying value of long-term debt, including the current portion, was $880.7 million as of December 31, 1999, compared to a fair value of $856.9 million.

As of December 31, 2000, the Corporation had foreign exchange forward contracts maturing in 2001 and 2002 to purchase $36.3 million in foreign currency, primarily British sterling and euros, and to sell $11.5 million in foreign currency, primarily Japanese yen, at contracted forward rates.

As of December 31, 1999, the Corporation had foreign exchange forward contracts maturing in 2000 and 2001 to purchase $18.0 million in foreign currency, primarily euros and British sterling and to sell $31.2 million in foreign currency, primarily Canadian dollars and Japanese yen, at contracted forward rates.

The fair value of foreign exchange forward contracts is estimated by obtaining quotes for future contracts with similar terms, adjusted where necessary for maturity differences. As of December 31, 2000 and 1999, the fair value of foreign exchange forward contracts approximated the contract value. The Corporation does not hold or issue financial instruments for trading purposes.

In order to minimize its financing costs and to manage interest rate exposure, the Corporation, from time to time, enters into interest rate swaps and forward agreements. In October 1999, the Corporation entered into an interest rate swap agreement to effectively convert $200 million of 6.7% Notes Due 2005 (“Notes”) to variable rate debt. In December 2000, the counterparty chose to cancel the interest rate swap and forward agreements effective April 2, 2001. Subsequent to this date, the effective interest rate on the Notes will return to a fixed rate of 6.7%.

6.    INTEREST EXPENSE

Interest expense, net consisted of the following:

For the years ended December 31,	2000	1999	1998

In thousands of dollars

Long-term debt and lease obligations	$64,681	$66,323	$67,538
Short-term debt	16,420	12,191	23,657
Capitalized interest	(145)	(1,214)	(2,547)

Interest expense, gross	80,956	77,300	88,648
Interest income	(4,945)	(3,029)	(2,991)

Interest expense, net	$76,011	$74,271	$85,657

7.    SHORT-TERM DEBT

Generally, the Corporation’s short-term borrowings are in the form of commercial paper or bank loans with an original maturity of three months or less. As of December 31, 2000, the Corporation maintained a committed credit facility agreement with a syndicate of banks in the amount of $500 million which could be borrowed directly or used to support the issuance of commercial paper. The Corporation may increase the credit facility by $1.0 billion with the concurrence of the banks. In December 2000, the short-term credit facility agreement was renewed for a total of $200 million and the long-term committed credit facility agreement remained in effect for $300 million, expiring in December 2002. The credit facilities may be used to fund general corporate requirements, to support commercial paper borrowings and, in certain instances, to finance future business acquisitions.

The Corporation also maintains lines of credit arrangements with domestic and international commercial banks, under which it could borrow in various currencies up to approximately $27.5 million and $25.0 million as of December 31, 2000 and 1999, respectively, at the lending banks’ prime commercial interest rates or lower.

The Corporation had combined domestic commercial paper borrowings and short-term foreign bank loans against its credit facilities and lines of credit of $257.6 million as of December 31, 2000, and $209.2 million as of December 31, 1999. The weighted-average interest rates on short-term borrowings outstanding as of December 31, 2000 and 1999, were 6.4% and 5.8%, respectively.

The credit facilities and lines of credit were supported by commitment fee arrangements. The average fee during 2000 was less than .1% per annum of the commitment. The Corporation’s credit facility agreements contain a financial covenant which requires that a specified interest and fixed charge ratio be maintained. These agreements are also subject to other representations and covenants which do not materially restrict the Corporation’s activities. The Corporation is in compliance with all covenants included in the credit facility agreements. There were no significant compensating balance agreements which legally restricted these funds.

As a result of maintaining a consolidated cash management system, the Corporation maintains overdraft positions at certain banks. Such overdrafts, which were included in accounts payable, were $22.5 million and $20.4 million as of December 31, 2000 and 1999, respectively.

8.    LONG-TERM DEBT

Long-term debt consisted of the following:

December 31,	2000	1999

In thousands of dollars

6.7% Notes due 2005	$200,000	$200,000
6.95% Notes due 2007	150,000	150,000
6.95% Notes due 2012	150,000	150,000
8.8% Debentures due 2021	100,000	100,000
7.2% Debentures due 2027	250,000	250,000
Other obligations, net of unamortized debt discount	28,183	30,653

Total long-term debt	878,183	880,653
Less—current portion	529	2,440

Long-term portion	$877,654	$878,213

In October 1999, the Corporation entered into an interest rate swap agreement to effectively convert $200 million of 6.7% Notes due 2005 to variable rate debt. In December 2000, the counterparty chose to cancel the interest rate swap and forward agreements effective April 2, 2001. Subsequent to this date, the effective interest rate on the Notes will return to a fixed rate of 6.7%.

Aggregate annual maturities during the next five years are: 2001, $.5 million; 2002, $.8 million; 2003, $17.1 million; 2004, $.1 million; and 2005, $202.1 million. The Corporation’s debt is principally unsecured and of equal priority. None of the debt is convertible into stock of the Corporation. The Corporation is in compliance with all covenants included in the related debt agreements.

9.    INCOME TAXES

The provision for income taxes was as follows:

For the years ended December 31,	2000	1999	1998

In thousands of dollars

Current:
Federal	$ 212,858	$ 256,054	$ 119,706
State	12,184	15,998	10,498
Foreign	3,454	3,848	3,673

Current provision for income taxes	228,496	275,900	133,877

Deferred:
Federal	(28,108)	(23,271)	73,422
State	11,986	16,280	10,568
Foreign	(278)	(1,345)	(1,749)

Deferred income tax (benefit) provision	(16,400)	(8,336)	82,241

Total provision for income taxes	$ 212,096	$ 267,564	$ 216,118

A-22

Deferred taxes reflect temporary differences between tax reporting and financial statement reporting in the recognition of revenue and expense. The tax effects of the significant temporary differences which comprised the deferred tax assets and liabilities were as follows:

December 31,	2000	1999

In thousands of dollars

Deferred tax assets:
Post-retirement benefit obligations	$ 84,103	$ 84,305
Accrued expenses and other reserves	109,116	103,232
Accrued trade promotion reserves	33,987	34,708
Other	16,159	16,513

Total deferred tax assets	243,365	238,758

Deferred tax liabilities:
Depreciation	256,769	289,369
Inventory	24,025	7,304
Other	186,934	187,827

Total deferred tax liabilities	467,728	484,500

Net deferred tax liabilities	$224,363	$245,742

Included in:
Current deferred tax assets, net	$ 76,136	$ 80,303
Non-current deferred tax liabilities, net	300,499	326,045

Net deferred tax liabilities	$224,363	$245,742

The following table reconciles the Federal statutory income tax rate with the Corporation’s effective income tax rate:

For the years ended December 31,	2000	1999	1998

Federal statutory income tax rate	35.0%	35.0%	35.0%
Increase (reduction) resulting from:
State income taxes, net of Federal income tax benefits	3.5	2.3	3.0
Non-deductible acquisition costs	.8	.6	.9
Utilization of capital loss carryforwards	—	(.9)	—
Other, net	(.5)	(.2)	(.1)

Effective income tax rate	38.8%	36.8%	38.8%

In January 1999, the Corporation received a Notice of Proposed Deficiency (“Notice”) from the Internal Revenue Service (“IRS”) related to the years 1989 through 1996. The Notice pertained to the Corporate Owned Life Insurance (“COLI”) program which was implemented by the Corporation in 1989. The IRS disallowed the interest expense deductions associated with the underlying life insurance policies. The total deficiency of $61.2 million, including interest, was paid to the IRS in September 2000 to eliminate further accruing of interest. The Corporation may be subject to additional assessments for federal taxes and interest for 1997 and 1998 and for state taxes and interest for 1989 through 1998. The Corporation believes that it has fully complied with the tax law as it relates to its COLI program, has filed for the refund of amounts paid and will continue to seek favorable resolution of this matter.

10.    PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

The Corporation’s policy is to fund domestic pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 and Federal income tax laws, respectively. Non-domestic pension liabilities are funded in accordance with applicable local laws and regulations. Plan assets are invested in a broadly diversified portfolio consisting primarily of domestic and international common stocks and fixed income securities. Other benefits include health care and life insurance provided by the Corporation under two post-retirement benefit plans.

A summary of the changes in benefit obligations and plan assets as of December 31, 2000 and 1999 is presented below:

	Pension Benefits		Other Benefits
December 31,	2000	1999	2000	1999

In thousands of dollars

Change in benefits obligation
Benefits obligation at beginning of year	$ 627,710	$ 692,422	$ 214,510	$ 251,040
Service cost	27,961	31,050	3,184	3,803
Interest cost	45,710	41,781	14,056	13,813
Amendments	2,362	16,404	—	(11,092)
Actuarial loss (gain)	7,243	(93,537)	36,785	(32,285)
Acquisition/(divestiture)	6,980	(8,648)	514	—
Other	(1,031)	3,185	(148)	222
Benefits paid	(61,757)	(54,947)	(12,594)	(10,991)

Benefits obligation at end of year	655,178	627,710	256,307	214,510

Change in plan assets
Fair value of plan assets at beginning of year	650,699	628,041	—	—
Actual return on plan assets	(1,155)	74,511	—	—
Acquisition/(divestiture)	5,739	(5,993)	—	—
Employer contribution	10,323	6,253	12,594	10,991
Other	(978)	2,834	—	—
Benefits paid	(61,757)	(54,947)	(12,594)	(10,991)

Fair value of plan assets at end of year	602,871	650,699	—	—

Funded status	(52,307)	22,989	(256,307)	(214,510)
Unrecognized transition asset	(56)	(308)	—	—
Unrecognized prior service cost	48,201	49,046	(16,805)	(24,842)
Unrecognized net actuarial (gain) loss	(36,138)	(105,839)	63,032	26,085
Accumulated other comprehensive (loss)	(1,528)	—	—	—
Prior service cost recognized due to curtailment	—	—	—	17,034
Unrecognized prior service cost due to amendment	—	—	—	(11,105)

(Accrued) benefits cost	$(41,828)	$ (34,112)	$(210,080)	$ (207,338)

Weighted-average assumptions
Discount rate	7.5%	7.5%	7.5%	7.5%
Expected long-term rate of return on assets	9.5	9.5	N/A	N/A
Rate of increase in compensation levels	4.9	4.8	N/A	N/A

For measurement purposes, an 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001 and future years.

The Corporation’s acquisition of Nabisco’s mint and gum businesses in December 2000 included its Hourly Pension Plan for employees at the Las Piedras, Puerto Rico manufacturing plant. Salaried employees at the plant were covered by the Hershey Foods Corporation Retirement Plan as of December 31, 2000 for services subsequent to the date of acquisition.

As of December 31, 2000, for pension plans with accumulated benefit obligations in excess of plan assets, the related projected benefit obligation and accumulated benefit obligation were $36.5 million and $34.9 million, respectively, with no plan assets.

As of December 31, 1999, for pension plans with accumulated benefit obligations in excess of plan assets, the related projected benefit obligation and accumulated benefit obligation were $36.4 million and $35.0 million, respectively, with no plan assets.

A minimum pension liability adjustment is required when the actuarial present value of accumulated plan benefits exceeds plan assets and accrued pension liabilities. In 2000, a minimum liability adjustment of $1.5 million, net of a deferred tax benefit of $.6 million, was recorded as a component of other comprehensive income (loss) and reported in accumulated other comprehensive loss as a component of stockholders’ equity. In 1999, accrued pension liabilities exceeded the actuarial present value of accumulated plan benefits because the discount rate used to determine the present value of accumulated benefits increased from 6.4% to 7.5% and a plan amendment shifted benefits from an unfunded pension plan to a funded plan. Accordingly, a minimum pension liability adjustment of $4.1 million, initially recorded in other comprehensive income in 1998, was reversed in 1999, net of deferred income taxes of $2.7 million.

A summary of the components of net periodic benefits cost for the years ended December 31, 2000 and 1999 is presented below:

	Pension Benefits		Other Benefits
For the years ended December 31,	2000	1999	2000	1999

In thousands of dollars

Components of net periodic benefits cost
Service cost	$ 27,961	$ 31,050	$ 3,184	$ 3,803
Interest cost	45,710	41,781	14,056	13,813
Expected return on plan assets	(60,143)	(57,836)	—	—
Amortization of prior service cost	3,783	2,956	(2,165)	(2,293)
Recognized net actuarial (gain) loss	(286)	341	—	1,042
Amortization of unrecognized (gain)	(2,670)	—	—	—
Other	—	—	(41)	54

Corporate sponsored plans	14,355	18,292	15,034	16,419
Multi-employer plans	577	698	—	—
Administrative expenses	421	287	—	—

Net periodic benefits cost	$ 15,353	$ 19,277	$ 15,034	$ 16,419

The Corporation has two post-retirement benefit plans. The health care plan is contributory, with participants’ contributions adjusted annually, and the life insurance plan is non-contributory. During the first quarter of 1999, for all eligible employees under age 45, the Corporation provided annual contributions into the Employee Savings Stock Investment and Ownership Plan (“ESSIOP”) instead of providing coverage under the current retiree medical plan. This change resulted in the immediate recognition of a $15.4 million pre-tax gain which is not included above as a component of net periodic benefits costs. The changes applied primarily to U.S. hourly employees working in Pennsylvania.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

	1 Percentage Point Increase	1 Percentage Point (Decrease)

In thousands of dollars

Effect on total service and interest cost components	$ 952	$ (816)
Effect on post-retirement benefit obligation	13,241	(11,880)

11.    EMPLOYEE STOCK OWNERSHIP TRUST

The Corporation’s employee stock ownership trust (“ESOP”) serves as the primary vehicle for contributions to its existing ESSIOP for participating domestic salaried and hourly employees. The ESOP was funded by a 15-year 7.75% loan of $47.9 million from the Corporation. During 2000 and 1999, the ESOP received a combination of dividends on unallocated shares and contributions from the Corporation equal to the amount required to meet its principal and interest payments under the loan. Simultaneously, the ESOP allocated to participants 159,176 shares of Common Stock each year. As of December 31, 2000, the ESOP held 1,058,028 allocated shares and 955,048 unallocated shares. All ESOP shares are considered outstanding for income per share computations.

The Corporation recognized net compensation expense equal to the shares allocated multiplied by the original cost of $20 1/16 per share less dividends received by the ESOP on unallocated shares.

Compensation expense related to the ESOP for 2000, 1999 and 1998 was $3.2 million, $1.6 million and $1.0 million, respectively. Dividends paid on unallocated ESOP shares were $1.1 million in 2000 and $1.2 million in both 1999 and 1998. The unearned ESOP compensation balance in stockholders’ equity represented deferred compensation expense to be recognized by the Corporation in future years as additional shares are allocated to participants.

12.    CAPITAL STOCK AND NET INCOME PER SHARE

As of December 31, 2000, the Corporation had 530,000,000 authorized shares of capital stock. Of this total, 450,000,000 shares were designated as Common Stock, 75,000,000 shares as Class B Common Stock (“Class B Stock”), and 5,000,000 shares as Preferred Stock, each class having a par value of one dollar per share. As of December 31, 2000, a combined total of 179,950,872 shares of both classes of common stock had been issued of which 136,281,588 shares were outstanding. No shares of the Preferred Stock were issued or outstanding during the three-year period ended December 31, 2000.

Holders of the Common Stock and the Class B Stock generally vote together without regard to class on matters submitted to stockholders, including the election of directors, with the Common Stock having one vote per share and the Class B Stock having ten votes per share. However, the Common Stock, voting separately as a class, is entitled to elect one-sixth of the Board of Directors. With respect to dividend rights, the Common Stock is entitled to cash dividends 10% higher than those declared and paid on the Class B Stock.

Class B Stock can be converted into Common Stock on a share-for-share basis at any time. During 2000, 1999 and 1998, a total of 2,050 shares, 4,000 shares and 18,000 shares, respectively, of Class B Stock were converted into Common Stock.

In December 2000, the Corporation’s Board of Directors unanimously adopted a Stockholder Protection Rights Agreement and declared a dividend of one right (“Right”) for each outstanding share of Common Stock and Class B Stock payable to stockholders of record at the close of business on December 26, 2000. The Rights will at no time have voting power or receive dividends. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable and will not change the manner in which the Corporation’s Common Stock is traded.

The Rights become exercisable only upon (i) resolution of the Board of Directors after any person has commenced a tender offer that would result in such person becoming the beneficial owner of 15% or more of the Common Stock, (ii) the Corporation’s announcement that a person or group has acquired 15% or more of the outstanding shares of Common Stock, or (iii) a person or group becoming the beneficial owner of more than 35% of the voting power of all of the outstanding Common Stock and Class B Stock. When exercisable, each Right entitles its registered holder to purchase from the Corporation, at a pre-determined exercise price, one one-thousandth of a share of Series A Participating Preferred Stock, par value $1.00 per share (which would be convertible by holders of Class B Stock into Series B Participating Preferred Stock on the basis of one one-thousandth of a share of Series B Participating Preferred Stock for every share of Class B Common Stock held at that time). Each one one-thousandth of a share of Series A Participating Preferred Stock would have economic and voting terms similar to those of one share of Common Stock. Similarly, each one one-thousandth of a share of Series B Participating Preferred Stock would have economic and voting terms similar to those of one share of Class B Stock.

Upon the earlier of (a) a public announcement by the Corporation that a person or group has acquired 15% or more of the outstanding shares of Common Stock or (b) such person or group acquiring more than 35% of the voting power of the Common Stock and Class B Stock, each Right (except those owned by the acquiring person or group) will automatically become a right to buy, at the pre-determined exercise price, that number of one one-thousandth of a share of Series A Participating Preferred Stock having a market value of twice the exercise price. In addition, if the Corporation is acquired in a merger or other business combination, each Right will entitle a holder to purchase from the acquiring company, for the pre-determined exercise price, preferred stock of the acquiring company having an aggregate market value equal to twice the exercise price.

Further, at any time after a person or group acquires 15% or more (but less than 50%) of the Corporation’s Common Stock or more than 35% of the voting power of all outstanding Common Stock and Class B Stock, the Corporation’s Board of Directors may, at its option, exchange all (but not less than all) of the outstanding Preferred Stock (other than Rights held by the acquiring person or group) for shares of Common Stock or Class B Stock, as applicable, at an exchange ratio of one share of Common Stock or Class B Stock for each one one-thousandth of a share of Preferred Stock.

The Corporation, solely at its option, may amend the Rights or redeem the Rights for $.01 per Right at any time before the acquisition by a person or group of beneficial ownership of 15% or more of its Common Stock or more than 35% of the voting power of all of the outstanding Common Stock and Class B Stock. Unless redeemed earlier or extended by the Corporation, the Rights will expire on December 14, 2010.

Hershey Trust Company, as Trustee for the benefit of Milton Hershey School (“Milton Hershey School Trust”), as institutional fiduciary for estates and trusts unrelated to Milton Hershey School, and as direct owner of investment shares, held a total of 12,787,537 shares of the Common Stock, and as Trustee for the benefit of Milton Hershey School, held 30,306,006 shares of the Class B Stock as of December 31, 2000, and was entitled to cast approximately 77% of the total votes of both classes of the Corporation’s common stock. The Milton Hershey School Trust must approve the issuance of shares of Common Stock or any other action which would result in the Milton Hershey School Trust not continuing to have voting control of the Corporation.

Changes in outstanding Common Stock for the past three years were:

For the years ended December 31,	2000	1999	1998

Shares issued	179,950,872	179,950,872	179,950,872

Treasury shares at beginning of year	(41,491,253)	(36,804,157)	(37,018,566)
Stock repurchases:
Repurchase programs	(2,284,539)	(5,478,379)	(250,400)
Stock options and benefits	(957,261)	—	(343,300)
Stock issuances:
Stock options and benefits	1,063,769	791,283	808,109

Treasury shares at end of year	(43,669,284)	(41,491,253)	(36,804,157)

Net shares outstanding at end of year	136,281,588	138,459,619	143,146,715

Basic and Diluted Earnings per Share were computed based on the weighted-average number of shares of the Common Stock and the Class B Stock outstanding as follows:

For the years ended December 31,	2000	1999	1998

In thousands of dollars except per share amounts

Net income	$334,543	$460,310	$340,888

Weighted-average shares—basic	137,326	140,031	143,446
Effect of dilutive securities:
Employee stock options	1,016	1,260	2,008
Performance and restricted stock units	23	9	109

Weighted-average shares—diluted	138,365	141,300	145,563

Net income per share—basic	$ 2.44	$ 3.29	$ 2.38

Net income per share—diluted	$ 2.42	$ 3.26	$ 2.34

For the years ended December 31, 2000 and 1999, 5.5 million and 1.8 million stock options, respectively, were not included in the diluted earnings per share calculation because the exercise price was higher than the average market price of the Common Stock for the year and therefore, the effect would have been antidilutive.

13.    STOCK COMPENSATION PLAN

The long-term portion of the Key Employee Incentive Plan (“Incentive Plan”), provides for grants of stock-based compensation awards to senior executives and key employees of one or more of the following: non-qualified stock options (fixed stock options), performance stock units, stock appreciation rights and restricted stock units. The Incentive Plan also provides for the deferral of performance stock unit awards by participants. As of December 31, 2000, 15.3 million shares were authorized for grants under the long-term portion of the Incentive Plan.

In 1996, the Corporation’s Board of Directors approved a world-wide, broad-based employee stock option program, called HSY Growth. HSY Growth provides all eligible employees with a one-time grant of 100 non-qualified stock options. Under HSY Growth, over 1.2 million options were granted on January 7, 1997.

The Corporation applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations, in accounting for the Incentive Plan and HSY Growth. Accordingly, no compensation cost has been recognized for its fixed stock option grants. Had compensation cost for the Corporation’s stock-based compensation plans been determined based on the fair value at the grant dates for awards under the Incentive Plan and HSY Growth consistent with the method of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” the Corporation’s net income and net income per share would have been reduced to the pro forma amounts indicated below:

For the years ended December 31,		2000	1999	1998

In thousands of dollars except per share amounts

Net income	As reported	$334,543	$460,310	$340,888
	Pro forma	328,156	449,986	329,621

Net income per share—Basic	As reported	$ 2.44	$ 3.29	$ 2.38
	Pro forma	2.39	3.21	2.30

Net income per share—Diluted	As reported	$ 2.42	$ 3.26	$ 2.34
	Pro forma	2.37	3.18	2.26

The fair value of each option grant is estimated on the date of grant using a Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999 and 1998, respectively: dividend yields of 1.8%, 1.4% and 1.6%, expected volatility of 27%, 23% and 21%, risk-free interest rates of 6.7%, 4.9% and 5.9%, and expected lives of 6.5 years for all periods.

Fixed Stock Options

The exercise price of each option equals the market price of the Corporation’s Common Stock on the date of grant. Each option has a maximum term of ten years. Options granted under the Incentive Plan prior to December 31, 1999, vest at the end of the second year after grant. In 2000, the terms and conditions of the grant were changed to provide for pro-rated vesting over four years for options granted subsequent to December 31, 1999. Options granted under the HSY Growth program vest at the end of the fifth year and have a term of ten years.

A summary of the status of the Corporation’s fixed stock options as of December 31, 2000, 1999 and 1998, and changes during the years ending on those dates is presented below:

	2000		1999		1998
Fixed Options	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at beginning of year	6,905,924	$40.23	7,665,270	$38.91	6,713,920	$31.73
Granted	2,403,400	$44.99	197,450	$59.24	1,739,050	$61.22
Exercised	(933,219)	$26.19	(701,596)	$26.80	(751,600)	$25.78
Forfeited	(77,440)	$49.81	(255,200)	$52.16	(36,100)	$52.61

Outstanding at end of year	8,298,665	$43.10	6,905,924	$40.23	7,665,270	$38.91

Options exercisable at year-end	4,655,855	$41.24	4,015,624	$29.78	4,480,670	$28.45

Weighted-average fair value of
options granted during the
year (per share)	$ 15.58		$ 17.23		$ 18.30

The following table summarizes information about fixed stock options outstanding as of December 31, 2000:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding as of 12/31/00	Weighted- Average Remaining Contractual Life in Years	Weighted- Average Exercise Price	Number Exercisable as of 12/31/00	Weighted- Average Exercise Price

$22.375-37.625	2,836,955	4.2	$29.63	2,836,955	$29.63
$41.00-45.00	3,675,610	7.9	$44.81	230,250	$44.50
$49.813-63.875	1,786,100	7.1	$60.96	1,588,650	$61.50

$22.375-63.875	8,298,665	6.5	$43.10	4,655,855	$41.24

Performance Stock Units

Under the long-term portion of the Incentive Plan, each January the Corporation grants selected executives and other key employees performance stock units whose vesting is contingent upon the achievement of certain performance objectives. If at the end of the applicable three-year performance cycle, targets for financial measures of earnings per share, economic value added and free cash flow are met, the full number of shares are awarded to the participants. The performance scores can range from 0% to 150% of the targeted amounts. The compensation amount charged against (credited to) income for the performance-based plan was $1.8 million, $(1.9) million and $6.6 million for 2000, 1999 and 1998, respectively. The compensation credit in 1999 resulted from a partial achievement of the 1999 cycle objectives, expectation of partially achieving the target objectives for the 2000 cycle and the lower stock price. The compensation cost associated with the long-term portion of the Incentive Plan is recognized ratably over the three-year term based on the year-end market value of the stock. Performance stock units and restricted stock units granted for potential future distribution were as follows:

For the years ended December 31,	2000	1999	1998

Shares granted	58,550	48,550	48,150
Weighted-average fair value at date of grant	$ 49.65	$ 59.48	$ 61.54

Deferred performance stock units, deferred directors’ fees and accumulated dividend amounts totaled 353,874 shares as of December 31, 2000.

No stock appreciation rights were outstanding as of December 31, 2000.

14.    SUPPLEMENTAL BALANCE SHEET INFORMATION

Accounts Receivable—Trade

In the normal course of business, the Corporation extends credit to customers which satisfy pre-defined credit criteria. The Corporation believes that it has little concentration of credit risk due to the diversity of its customer base. Receivables, as shown on the Consolidated Balance Sheets, were net of allowances and anticipated discounts of $16.0 million and $16.9 million as of December 31, 2000 and 1999, respectively.

Inventories

The Corporation values the majority of its inventories under the last-in, first-out (“LIFO”) method and the remaining inventories at the lower of first-in, first-out (“FIFO”) cost or market. LIFO cost of inventories valued using the LIFO method was $456.7 million and $469.2 million as of December 31, 2000 and 1999, respectively, and inventories were stated at amounts that did not exceed realizable values. Total inventories were as follows:

December 31,	2000	1999

In thousands of dollars

Raw materials	$ 263,658	$ 270,711
Goods in process	47,866	49,412
Finished goods	338,749	365,575

Inventories at FIFO	650,273	685,698
Adjustment to LIFO	(45,100)	(83,496)

Total inventories	$ 605,173	$ 602,202

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets were as follows:

December 31,	2000	1999

In thousands of dollars

Hedging transactions	$141,572	$ 74,243
Other	60,818	52,404

Total prepaid expenses and other	$202,390	$126,647

Hedging transactions were associated with exchange traded futures contracts entered into to manage price risk related to the purchase of raw materials for manufacturing requirements.

Property, Plant and Equipment

Property, plant and equipment balances included construction in progress of $125.0 million and $76.6 million as of December 31, 2000 and 1999, respectively. Major classes of property, plant and equipment were as follows:

December 31,	2000	1999

In thousands of dollars

Land	$ 53,725	$ 50,830
Buildings	502,419	484,768
Machinery and equipment	2,208,701	2,036,670

Property, plant and equipment, gross	2,764,845	2,572,268
Accumulated depreciation	(1,179,457)	(1,061,808)

Property, plant and equipment, net	$ 1,585,388	$ 1,510,460

A-30

Accrued Liabilities

Accrued liabilities were as follows:

December 31,	2000	1999

In thousands of dollars

Payroll, compensation and benefits	$107,914	$ 98,527
Advertising and promotion	135,123	71,233
Other	115,030	122,737

Total accrued liabilities	$358,067	$292,497

Other Long-term Liabilities

Other long-term liabilities were as follows:

December 31,	2000	1999

In thousands of dollars

Accrued post-retirement benefits	$194,354	$194,563
Other	133,320	136,375

Total other long-term liabilities	$327,674	$330,938

15.    SEGMENT INFORMATION

The Corporation operates in a single consumer foods line of business, encompassing the manufacture, distribution and sale of confectionery and grocery products. Consolidated net sales represented primarily sales of confectionery products. The Corporation’s principal operations and markets are located in the United States. The Corporation also manufactures, markets, sells and distributes confectionery and grocery products in Canada and Mexico, imports and/or markets selected confectionery products in Japan, the Philippines, China and Korea, and markets confectionery products in over 90 countries worldwide.

Net sales and long-lived assets of businesses outside of the United States were not significant. Sales to Wal-Mart Stores, Inc. and Subsidiaries exceeded 10% of total net sales and amounted to approximately $710.9 million, $605.3 million and $619.1 million in 2000, 1999 and 1998, respectively.

16.    QUARTERLY DATA (Unaudited)

Summary quarterly results were as follows:

Year 2000	First	Second	Third	Fourth

In thousands of dollars except per share amounts

Net sales	$993,115	$836,204	$1,196,755	$1,194,902
Gross profit	388,018	334,134	500,324	527,349
Net income	71,180	39,996	107,405	115,962
Net income per share—Basic(a)	.51	.29	.78	.85
Net income per share—Diluted	.51	.29	.78	.84

Year 1999	First		Second	Third	Fourth

In thousands of dollars except per share amounts

Net sales	$945,152		$853,239	$1,066,695	$1,105,838
Gross profit	382,988		340,443	432,653	460,116
Net income	224,670	(b)	50,055	87,578	98,007
Net income per share—Basic(a)	1.58		.36	.63	.71
Net income per share—Diluted(a)	1.57		.35	.62	.70

(a)	Quarterly income per share amounts do not total to the annual amounts due to changes in weighted-average shares outstanding during the year.

(b)	Net income for the first quarter and year 1999 included an after-tax gain on the sale of the Corporation’s pasta business of $165.0 million. Net income per share was similarly impacted.

A-31

RESPONSIBILITY FOR FINANCIAL STATEMENTS

Hershey Foods Corporation is responsible for the financial statements and other financial information contained in this report. The Corporation believes that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States appropriate under the circumstances to reflect in all material respects the substance of applicable events and transactions. In preparing the financial statements, it is necessary that management make informed estimates and judgments. The other financial information in this annual report is consistent with the financial statements.

The Corporation maintains a system of internal accounting controls designed to provide reasonable assurance that financial records are reliable for purposes of preparing financial statements and that assets are properly accounted for and safeguarded. The concept of reasonable assurance is based on the recognition that the cost of the system must be related to the benefits to be derived. The Corporation believes its system provides an appropriate balance in this regard. The Corporation maintains an Internal Audit Department which reviews the adequacy and tests the application of internal accounting controls.

The financial statements have been audited by Arthur Andersen LLP, independent public accountants, whose appointment was ratified by stockholder vote at the stockholders’ meeting held on April 25, 2000. Their report expresses an opinion that the Corporation’s financial statements are fairly stated in conformity with accounting principles generally accepted in the United States, and they have indicated to us that their audit was performed in accordance with auditing standards generally accepted in the United States which are designed to obtain reasonable assurance about whether the financial statements are free of material misstatement.

The Audit Committee of the Board of Directors of the Corporation, consisting solely of non-management directors, meets regularly with the independent public accountants, internal auditors and management to discuss, among other things, the audit scopes and results. Arthur Andersen LLP and the internal auditors both have full and free access to the Audit Committee, with and without the presence of management.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors
of Hershey Foods Corporation:

We have audited the accompanying consolidated balance sheets of Hershey Foods Corporation (a Delaware Corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, cash flows and stockholders’ equity for each of the three years in the period ended December 31, 2000, appearing on pages A-12 through A-31. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hershey Foods Corporation and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP

New York, New York January 26, 2001 A-33

HERSHEY FOODS CORPORATION ELEVEN-YEAR CONSOLIDATED FINANCIAL SUMMARY

All dollar and share amounts in thousands except market price and per share statistics

	10-Year Compound Growth Rate	2000	1999		1998
Summary of Operations
Net Sales	4.5%	$4,220,976	3,970,924		4,435,615

Cost of Sales	4.5%	$2,471,151	2,354,724		2,625,057
Selling, Marketing and Administrative	3.8%	$1,127,175	1,057,840		1,167,895
Non-recurring Credits/(Charges)(o)		$ —	243,785		—
Interest Expense, Net	11.9%	$ 76,011	74,271		85,657
Provision for Income Taxes	3.8%	$ 212,096	267,564		216,118

Income from Continuing Operations
Before Accounting Changes	4.5%	$ 334,543	460,310		340,888
Net Cumulative Effect of Accounting Changes		$ —	—		—

Net Income	4.5%	$ 334,543	460,310		340,888

Income Per Share:(a)
From Continuing Operations Before
Accounting Changes
—Basic	7.4%	$ 2.44	3.29	(i)	2.38
—Diluted	7.4%	$ 2.42	3.26		2.34
Net Cumulative Effect of Accounting Changes
—Basic and Diluted		$ —	—		—
Net Income—Basic	7.4%	$ 2.44	3.29	(i)	2.38
Net Income—Diluted	7.4%	$ 2.42	3.26		2.34
Weighted-Average Shares Outstanding—Basic(a)		137,326	140,031		143,446
Weighted-Average Shares Outstanding-—Diluted(a)		138,365	141,300		145,563
Dividends Paid on Common Stock	4.5%	$ 115,209	109,175		103,616
Per Share(a)	8.1%	$ 1.08	1.00		.920
Dividends Paid on Class B Common Stock	8.1%	$ 29,682	27,553		25,428
Per Share(a)	8.2%	$ .975	.905		.835
Income from Continuing Operations Before
Accounting Changes as a Percent of Net Sales		7.9%	7.4	%(c)	7.7%
Depreciation	8.5%	$ 140,168	135,574		138,489
Advertising	1.0%	$ 161,580	164,894		187,505
Promotion	3.4%	$ 441,914	395,849		469,709
Payroll	4.1%	$ 557,342	534,854		563,045
Year-end Position and Statistics
Capital Additions	(2.6)%	$ 138,333	115,448		161,328
Capitalized Software Additions	N/A	$ 4,686	25,394		42,859
Total Assets	5.2%	$3,447,764	3,346,652		3,404,098
Long-term Portion of Debt	12.4%	$ 877,654	878,213		879,103
Stockholders' Equity	(.6)%	$1,175,036	1,098,627		1,042,301
Operating Return on Average Stockholders' Equity(b)		29.4%	27.6%		36.0%
Operating Return on Average Invested Capital(b)		16.1%	14.8%		17.4%
Full-time Employees		14,300	13,900		14,700
Stockholders’ Data(a)
Outstanding Shares of Common Stock and
Class B Common Stock at Year-end		136,282	138,460		143,147
Market Price of Common Stock at Year-end	13.1%	$ 64 3/8	47 7/16		62 3/16
Range During Year		$667/16-37 3/4	647/8-45 3/4		763/8-59 11/16

See Notes to the Eleven-Year Consolidated Financial Summary on page A-36. A-34

	1997	1996		1995	1994
Summary of Operations
Net Sales	4,302,236	3,989,308		3,690,667	3,606,271

Cost of Sales	2,488,896	2,302,089		2,126,274	2,097,556
Selling, Marketing and Administrative	1,183,130	1,124,087		1,053,758	1,034,115
Non-recurring Credits/(Charges)(o)	—	(35,352)		151	(106,105)
Interest Expense, Net	76,255	48,043		44,833	35,357
Provision for Income Taxes	217,704	206,551		184,034	148,919

Income from Continuing Operations
Before Accounting Changes	336,251	273,186		281,919	184,219
Net Cumulative Effect of Accounting Changes	—	—		—	—

Net Income	336,251	273,186		281,919	184,219

Income Per Share:(a)
From Continuing Operations Before
Accounting Changes
–Basic	2.25	1.77	(j)	1.70 (k)	1.06	(l)
—Diluted	2.23	1.75		1.69	1.05
Net Cumulative Effect of Accounting Changes
—Basic and Diluted	—	—		—	—
Net Income—Basic	2.25	1.77	(j)	1.70 (k)	1.06	(l)
Net Income—Diluted	2.23	1.75		1.69	1.05
Weighted-Average Shares Outstanding–Basic(a)	149,174	154,334		166,036	174,367
Weighted-Average Shares Outstanding-–Diluted(a)	151,016	155,690		166,721	174,740
Dividends Paid on Common Stock	98,390	93,884		91,190	89,660
Per Share(a)	.840	.760		.685	.625
Dividends Paid on Class B Common Stock	23,156	20,879		18,900	17,301
Per Share(a)	.760	.685		.620	.5675
Income from Continuing Operations Before
Accounting Changes as a Percent of Net Sales	7.8%	7.7	%(d)	7.6%	7.3	%(e)
Depreciation	135,016	119,443		119,438	114,821
Advertising	202,408	174,199		159,200	120,629
Promotion	451,580	429,208		402,454	419,164
Payroll	524,827	491,677		461,928	472,997
Year-end Position and Statistics
Capital Additions	172,939	159,433		140,626	138,711
Capitalized Software Additions	29,100	—		—	—
Total Assets	3,291,236	3,184,796		2,830,623	2,890,981
Long-term Portion of Debt	1,029,136	655,289		357,034	157,227
Stockholders’ Equity	852,806	1,161,021		1,082,959	1,441,100
Operating Return on Average Stockholders’ Equity(b)	33.4%	27.5%		22.2%	18.5%
Operating Return on Average Invested Capital(b)	17.5%	17.8%		17.1%	15.6%
Full-time Employees	14,900	14,000		13,300	14,000
Stockholders’ Data(a)
Outstanding Shares of Common Stock and
Class B Common Stock at Year-end	142,932	152,942		154,532	173,470
Market Price of Common Stock at Year-end	61 15/16	43 3/4		32 1/2	24 3/16
Range During Year	637/8-42 1/8	513/4-31 15/16		3315/16-24	263/4-20 9/16

	1993		1992	1991	1990
Summary of Operations
Net Sales	3,488,249		3,219,805	2,899,165	2,715,609

Cost of Sales	1,995,502		1,833,388	1,694,404	1,588,360
Selling, Marketing and Administrative	1,035,519		958,189	814,459	776,668
Non-recurring Credits/(Charges)(o)	80,642		—	—	35,540
Interest Expense, Net	26,995		27,240	26,845	24,603
Provision for Income Taxes	213,642		158,390	143,929	145,636

Income from Continuing Operations
Before Accounting Changes	297,233		242,598	219,528	215,882
Net Cumulative Effect of Accounting Changes	(103,908)		—	—	—

Net Income	193,325		242,598	219,528	215,882

Income Per Share:(a)
From Continuing Operations Before
Accounting Changes
–Basic	1.65	(m)	1.34	1.21	1.19	(n)
–Diluted	1.65		1.34	1.21	1.19
Net Cumulative Effect of Accounting Changes
–Basic and Diluted	(.58)		—	—	—
Net Income–Basic	1.07	(m)	1.34	1.21	1.19	(n)
Net Income–Diluted	1.07		1.34	1.21	1.19
Weighted-Average Shares Outstanding–Basic(a)	179,929		180,775	180,767	180,766
Weighted-Average Shares Outstanding-–Diluted(a)	180,495		181,160	181,112	180,987
Dividends Paid on Common Stock	84,711		77,174	70,426	74,161	(g)
Per Share(a)	.570		.515	.470	.495	(g)
Dividends Paid on Class B Common Stock	15,788		14,270	12,975	13,596	(g)
Per Share(a)	.5175		.4675	.425	.445	(g)
Income from Continuing Operations Before
Accounting Changes as a Percent of Net Sales	7.4	%(f)	7.5%	7.6%	7.2	%(h)
Depreciation	100,124		84,434	72,735	61,725
Advertising	130,009		137,631	117,049	146,297
Promotion	444,546		398,577	325,465	315,242
Payroll	469,564		433,162	398,661	372,780
Year-end Position and Statistics
Capital Additions	211,621		249,795	226,071	179,408
Capitalized Software Additions	—		—	—	—
Total Assets	2,855,091		2,672,909	2,341,822	2,078,828
Long-term Portion of Debt	165,757		174,273	282,933	273,442
Stockholders’ Equity	1,412,344		1,465,279	1,335,251	1,243,537
Operating Return on Average Stockholders’ Equity(b)	17.8%		17.3%	17.0%	16.6%
Operating Return on Average Invested Capital(b)	15.0%		14.4%	13.8%	13.4%
Full-time Employees	14,300		13,700	14,000	12,700
Stockholders’ Data(a)
Outstanding Shares of Common Stock and
Class B Common Stock at Year-end	175,226		180,373	180,373	180,373
Market Price of Common Stock at Year-end	24 1/2		23 1/2	22 3/16	18 3/4
Range During Year	2715/16-21 3/4		243/16-19 1/8	221/4-17 9/16	1913/16-14 1/8

See Notes to the Eleven-Year Consolidated Financial Summary on page A-36. A-35

Notes to the Eleven-Year Consolidated Financial Summary

(a)	All shares and per share amounts have been adjusted for the two-for-one stock split effective September 13, 1996.

(b)	Operating Return on Average Stockholders’ Equity and Operating Return on Average Invested Capital have been computed using Net Income, excluding the 1993 Net Cumulative Effect of Accounting Changes, and the after-tax impacts of the 1990 Restructuring Gain, Net, the 1993 Gain on Sale of the Investment Interest in Freia Marabou a.s (Freia), the 1994 Restructuring Charge, the net 1995 Restructuring Credit, the 1996 Loss on Sale of Businesses, and the 1999 Gain on Sale of Business.

(c)	Calculated percent excludes the 1999 Gain on Sale of Business. Including the gain, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 11.6%.

(d)	Calculated percent excludes the 1996 Loss on Sale of Businesses. Including the loss, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 6.8%.

(e)	Calculated percent excludes the 1994 Restructuring Charge. Including the charge, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 5.1%.

(f)	Calculated percent excludes the 1993 Gain on Sale of Investment Interest in Freia. Including the gain, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 8.5%.

(g)	Amounts included a special dividend for 1990 of $11.2 million or $.075 per share of Common Stock and $2.1 million or $.0675 per share of Class B Common Stock.

(h)	Calculated percent excludes the 1990 Restructuring Gain, Net. Including the gain, Income from Continuing Operations Before Accounting Changes as a Percent of Net Sales was 7.9%.

(i)	Income Per Share from Continuing Operations Before Accounting Changes—Basic and Net Income Per Share—Basic for 1999 included a $1.18 per share gain on the sale of the pasta business. Excluding the impact of this gain, Income Per Share from Continuing Operations Before Accounting Changes—Basic and Net Income Per Share—Basic would have been $2.11.

(j)	Income Per Share from Continuing Operations Before Accounting Changes—Basic and Net Income Per Share—Basic for 1996 included a $.23 per share loss on the sale of the Gubor and Sperlari businesses. Excluding the impact of this loss, Income Per Share from Continuing Operations Before Accounting Changes—Basic and Net Income Per Share—Basic would have been $2.00.

(k)	Income Per Share from Continuing Operations Before Accounting Changes—Basic and Net Income Per Share—Basic for 1995 included a net $.01 per share credit associated with adjustments to accrued restructuring reserves. Excluding the impact of this net credit, Income Per Share from Continuing Operations Before Accounting Changes—Basic and Net Income Per Share—Basic would have been $1.69.

(l)	Income Per Share from Continuing Operations Before Accounting Changes—Basic and Net Income Per Share—Basic for 1994 included a $.46 per share restructuring charge. Excluding the impact of this charge, Income Per Share from Continuing Operations Before Accounting Changes—Basic and Net Income Per Share—Basic would have been $1.52.

(m)	Income Per Share from Continuing Operations Before Accounting Changes—Basic and Net Income Per Share—Basic for 1993 included a $.23 per share gain on the sale of the investment interest in Freia. Excluding the impact of this gain, Income Per Share from Continuing Operations Before Accounting Changes—Basic would have been $1.43.

(n)	Income Per Share from Continuing Operations Before Accounting Changes—Basic and Net Income Per Share—Basic for 1990 included an $.11 per share Restructuring Gain, Net. Excluding the impact of this gain, Income Per Share from Continuing Operations Before Accounting Changes—Basic and Net Income Per Share—Basic would have been $1.08.

(o)	Includes the Gain on Sale of Business in 1999; Loss on Sale of Businesses in 1996; Restructuring Credit in 1995; Restructuring Charge in 1994; Gain on Sale of Investment Interest in 1993 and Restructuring Gain, Net in 1990.

A-36

OTHER STOCKHOLDER INFORMATION

INVESTOR INFORMATION

Stockholders

As of December 31, 2000, Hershey Foods Corporation had outstanding 105,839,730 shares of Common Stock and 30,441,858 shares of Class B Stock.

Year	Year-End Common Stock and Class B Stock Stockholders	Approximate Annual Composite Trading Volume

2000	41,482	138,636,000

1999	43,265	128,557,000

1998	44,364	78,955,000

1997	44,602	74,781,000

1996	42,483	47,002,000

Stock Market Data

Hershey Foods Corporation’s Common Stock is listed and traded principally on the New York Stock Exchange under the ticker symbol “HSY.” Class B Stock is not listed for trading. The stock tables of most financial publications list the Corporation as “Hershey.” Options on the Corporation’s Common Stock are traded on the American Stock Exchange.

Common Stock Profile

2000	Common Stock Price			Dividends Paid Per Share
Calendar Quarter	High	Low	Close	Common Stock	Class B Stock

1st Quarter	$50 11/16	$37 3/4	$48 3/4	$.26	$ .235

2nd Quarter	55 13/16	45	48 1/2	.26	.235

3rd Quarter	54 11/16	41 9/16	54 1/8	.28	.2525

4th Quarter	66 7/16	48 7/16	64 3/8	.28	.2525

Dividend Policy

Dividends on Hershey Foods Corporation’s Common Stock and Class B Stock are declared by the Board of Directors and are paid normally in March, June, September and December.

The dividend on the Common Stock payable on March 15, 2001, is the 285th consecutive quarterly dividend paid by the Corporation. The dividend rate has been increased annually for 26 consecutive years. Historically, the Corporation has targeted approximately one-third of its income from continuing operations for dividends to stockholders.

Investor Services Program

The Corporation offers an Investor Services Program. Features of the Program include the ability to purchase directly from our agent initial shares of Hershey Foods Corporation Common Stock, as well as additional shares; dividend reinvestment on 10 shares or greater; automatic monthly deductions from a bank account for optional cash purchases; safekeeping of certificates; direct deposit of dividends; and an IRA option. For more information, contact:

Mellon Investor Services	www.mellon-investor.com
P. O. Box 3338	To request enrollment materials,
South Hackensack, NJ 07606-1938	please call (800) 842-7629.
(800) 851-4216

Stockholder Inquiries

Questions relating to stockholder records, change of ownership, change of address and dividend payments should be sent to the Corporation’s Transfer Agent, Mellon Investor Services, whose address appears below.

Financial Information

Securities analysts, investment managers and stockholders should direct financial information inquiries to the Investor Relations contact listed below.

2000 Annual Report

To control costs and to meet our stockholders’ needs, we have published this 2000 Annual Report to Stockholders, including the Consolidated Financial Statements and Management’s Discussion and Analysis, as an appendix to the Corporation’s Proxy Statement. Further information regarding various aspects of the Corporation’s business can be found on the Corporation’s web site (www.hersheys.com).

Electronic Delivery

In an effort to reduce paper mailed to your home and to help lower printing and postage costs, we now offer to registered stockholders the convenience of viewing Proxy Statements, Annual Reports to Stockholders and related materials on-line. With your consent, we can stop sending future paper copies of these documents to you by mail. To participate, follow the instructions at www.icsdelivery.com/hsy or select the On-Line Proxy/Voting option in the Investor Relations section of the Corporation’s web site (www.hersheys.com).

On-Line Voting at www.proxyvote.com

Use the Internet to transmit your voting instructions anytime before 11:59 p.m. EDT on April 23, 2001. Have your proxy card in hand when you access the web site. You will be prompted to enter your Control Number to obtain your records and create an electronic voting instruction form.

STOCKHOLDER INFORMATION

Executive Offices	Independent Public Accountants
100 Crystal A Drive	Arthur Andersen LLP
P. O. Box 810	1345 Avenue of the Americas
Hershey, PA 17033-0810	New York, NY 10105
(717) 534-4000
Investor Relations Contact
James A. Edris
Director, Investor Relations
Transfer Agent and Registrar	100 Crystal A Drive
Mellon Investor Services	P. O. Box 810
Overpeck Centre	Hershey, PA 17033-0810
85 Challenger Road	(717) 534-7556
Ridgefield Park, NJ 07660	jedris@hersheys.com
www.mellon-investor.com
(800) 851-4216 - Domestic Holders	Financial Information
(201) 329-8660 - Foreign Holders	(800) 539-0261
(800) 231-5469 - Hearing Impaired	www.hersheys.com

www.hersheys.com

Hershey Foods Corporation’s web site provides access to a wide variety of information including products, recipes, news releases, a plant tour, and consumer information. A principal feature of the web site is the Investor Relations section which contains general financial information (e.g., Hershey’s corporate overview, Mission Statement, product information, financial fundamentals, and current stock quotes), the current Proxy Statement and Annual Report to Stockholders and archived information (e.g., historical financial releases, annual reports, dividends and stock prices). The site also provides analyst presentations and audio archives of conference calls and analyst group presentations for those interested in a more in-depth review of the Corporation’s operations as presented by senior management to the financial community. Another interesting feature is the “email alert,” which allows users to receive automatic updates informing them when new items such as calendar events, presentations, dividend information, annual reports and SEC documents are added to the site.

www.mellon-investor.com

Mellon Investor Services’ web site provides access to an Internet self-service product, Investor ServiceDirect (sm) (“ISD”). Through ISD, stockholders can view their account profiles, stock certificate histories, dividend reinvestment/book-entry transactions (including any new funds pending investment), dividend payment histories, Form 1099 tax information, current stock price quote (20-minute delay), and historical stock prices. Stockholders may also request a replacement dividend check, the issuance of stock certificates or the sale of shares from a book-entry position, duplicate Form 1099 or dividend reinvestment statement, safekeeping of stock certificates, an address change, or a stock transfer involving book-entry shares. Future ISD enhancements are planned; be sure to check the www.mellon-investor.com web site.

DIRECTORS AND MANAGEMENT COMMITTEE As of March 15, 2001

Directors
Kenneth L. Wolfe	Mackey J. McDonald	Richard H. Lenny
Chairman of the Board	Chairman of the Board,	President and
of Directors	Chief Executive Officer	Chief Executive Officer
and President
William H. Alexander	VF Corporation	William F. Christ
Administrator	Greensboro, NC	Executive Vice President and
Family Business Program		Chief Operating Officer
The Wharton School of	John M. Pietruski
the University of Pennsylvania	Chairman of the Board	Robert M. Reese
Philadelphia, PA	Texas Biotechnology	Senior Vice President,
	Corporation	General Counsel and
Robert H. Campbell	Houston, TX	Secretary
Chairman of the Board and
Chief Executive Officer	Audit Committee	Raymond Brace
(Retired)	John C. Jamison, Chair	Vice President
Sunoco, Inc.	William H. Alexander	Conversion and Procurement
Philadelphia, PA	Mackey J. McDonald
John R. Canavan
C. McCollister Evarts, M.D.	Committee on Directors	Vice President
University Professor and	and Corporate Governance	Human Resources
Professor of Orthopaedics	John M. Pietruski, Chair
The Pennsylvania State	William H. Alexander	Jay F. Carr
University	Bonnie G. Hill	Vice President
College of Medicine	Kenneth L. Wolfe	Research Services and
Hershey, PA		Special Operations
Compensation and
Bonnie G. Hill	Executive Organization	Frank Cerminara
President and Chief	Committee	Vice President, Chief
Executive Officer	Robert H. Campbell, Chair	Financial Officer and
The Times Mirror	C. McCollister Evarts, M.D.	Treasurer
Foundation	John C. Jamison
Senior Vice President	Mackey J. McDonald	George F. Davis
The Los Angeles Times		Vice President and Chief
Los Angeles, CA	Executive Committee	Information Officer
Kenneth L. Wolfe, Chair
John C. Jamison	Richard H. Lenny	Michael H. Holmes
Chairman		Vice President
Mallardee Associates	Management Committee	U.S. Marketing
Williamsburg, VA	Kenneth L. Wolfe
	Chairman of the Board	Milton T. Matthews
Richard H. Lenny	of Directors	Vice President, U.S. Sales
President and
Chief Executive Officer

A-40

Appendix B

Charter of the Audit Committee of the Board of Directors

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Amended and Restated as of February 7, 2001

I.    COMPOSITION OF THE AUDIT COMMITTEE

The Audit Committee shall be comprised of at least three directors, each of whom shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company and shall otherwise satisfy the applicable membership requirements under the rules of the New York Stock Exchange, Inc., as such requirements are interpreted by the Board of Directors in its business judgment.

II.    PURPOSES OF THE AUDIT COMMITTEE

The purposes of the Audit Committee are to assist the Board of Directors:

1.	in its oversight of the Company’s accounting and financial reporting principles and policies and internal controls and procedures;

2.	in its oversight of the Company’s financial statements and the independent audit thereof;

3.	in selecting (or nominating the outside auditors to be proposed for shareholder approval in any proxy statement), evaluating and, where deemed appropriate, replacing the outside auditors; and

4.	in evaluating the independence of the outside auditors.

The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal audit department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and reviews, including reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including with respect to auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (i)  the integrity of those persons and organizations within and outside the Company that it receives information from and (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors).

The outside auditors for the Company are ultimately accountable to the Board of Directors (as assisted by the Audit Committee). The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (or to nominate the outside auditors to be proposed for shareholder approval in the proxy statement).

The outside auditors shall submit to the Company annually a formal written statement delineating all relationships between the outside auditors and the Company (“Statement as to Independence”), addressing each non-audit service provided to the Company and the matters set forth in Independence Standards Board Standard No. 1.

B-1

The outside auditors shall submit to the Company annually a formal written statement of the fees billed for each of the following categories of services rendered by the outside auditors: (i) the audit of the Company’s annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year; (ii) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems design and implementation); and (iii) all other services rendered by the outside auditors for the most recent fiscal year, in the aggregate and by each service.

III.    MEETINGS OF THE AUDIT COMMITTEE

In addition to such meetings of the Audit Committee as may be required to discuss the matters set forth in Article IV, the Audit Committee should meet separately at least annually with management, the director of the internal audit department and the outside auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

IV.    DUTIES AND POWERS OF THE AUDIT COMMITTEE

To carry out its purposes, the Audit Committee shall have the following duties and powers:

1.	with respect to the outside auditor,

a.	to provide advice to the Board of Directors in selecting, evaluating or replacing outside auditors;

b.	to review the fees charged by the outside auditors for audit and non-audit services;

c.	to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company’s outside auditors and to recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditors’ independence;

d.	if applicable, to consider whether the outside auditors’ provision of (a) information technology consulting services relating to financial information systems design and implementation and (b) other non-audit services to the Company is compatible with maintaining the independence of the outside auditors; and

e.	to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and Audit Committee;

2.	with respect to the internal audit department,

a.	to review the appointment and replacement of the director of the internal audit department; and

b.	to advise the director of the internal audit department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal audit department and management’s responses thereto;

3.	with respect to financial reporting principles and policies and internal controls and procedures,

B-2

a.	to advise management, the internal audit department and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

b.	to consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as may be modified or supplemented;

c.	to meet with management, the director of the internal audit department and/or the outside auditors:

•	to discuss the scope of the annual audit;

•	to discuss the audited financial statements;

•	to discuss any significant matters arising from any audit or report or communication referred to in items 2(b) or 3(b) above, whether raised by management, the internal audit department or the outside auditors, relating to the Company’s financial statements;

•	to review the form of opinion the outside auditors propose to render to the Board of Directors and shareholders;

•	to discuss significant changes to the Company’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors, the internal audit department or management; and

•	to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;

d.	to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934;

e.	to discuss with the Company’s General Counsel any significant legal matters that may have a material effect on the financial statements, the Company’s compliance policies, including material notices to or inquiries received from governmental agencies; and

f.	to discuss with the Company’s Chief Financial Officer and General Counsel the communication and monitoring of, and compliance with, the Corporation’s Code of Ethical Business Conduct; and

4.	with respect to reporting and recommendations,

a.	to report on matters required by the rules of the Securities and Exchange Commission to be disclosed in the Company’s annual proxy statement;

b.	to review this Charter at least annually and recommend any changes to the full Board of Directors; and

c.	to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

V.    RESOURCES AND AUTHORITY OF THE AUDIT COMMITTEE

The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

B-3

HERSHEY'S CHOCOLATE WORLD
visitors center
Refreshments/Gift Distribution
HOTEL HERSHEY
SAND BEACH
100 CRYSTAL A DRIVE
RT. 39
To RT. 81
RT. 743
To RT. 81
HERSHEYPARK DRIVE
N
W
E
S
ROAD CLOSED
WEST HERSHEY PLANT
PARK BLVD.
HERSHEYPARK
PARK AVE
DERRY ROAD
To HARRISBURG
REESE PLANT
PNC BANK
CHOCOLATE PLANT
DERRY RD.
RT. 422 to LEBANON
and READING
RT. 422
HERSHEY THEATRE
CHOCOLATE AVENUE
RT. 322
COCOA AVENUE
East Caracas Avenue
COCOA PLAZA
HOMESTEAD RD.
Hershey Theatre
Site of Meeting
DERRY TOWNSHIP PUBLIC SCHOOLS
FISHBURN RD.
Hershey Foods Corporation
RT. 743
to LANCASTER
and RT. 283
MILTON HERSHEY SCHOOL
RT. 322 to
PA TURNPIKE EXIT 20
PHILADELPHIA
and LANCASTER

This map will help you find your way to the Hershey Theatre (located on East Caracas Avenue) and HERSHEY'S CHOCOLATE WORLD visitors center (located on Park Boulevard) in Hershey, Pennsylvania.

Please note that Park Boulevard will be closed to ALL traffic heading south from the Route 39 traffic light to the entrance of CHOCOLATE WORLD. Park Boulevard will remain open to CHOCOLATE WORLD traveling north from the center of Hershey.

C/O PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735

VOTE BY INTERNET — [www.proxyvote.com]
Use the Internet to transmit your voting instructions anytime before 11:59 p.m. EDT on April 23, 2001. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions before 11:59 p.m. EDT on April 23, 2001. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL —
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Hershey Foods Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	[X]	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HERSHEY FOODS CORPORATION

The Board of Directors recommends a vote FOR the following actions (as described in the accompanying Proxy Statement).

Vote On Directors

1.	Nominees: 01) R. H. Campbell, 02) C. M. Evarts, M.D., 03) B. G. Hill, 04) J. R. Hillier, 05) J. C. Jamison, 06) R. H. Lenny, 07) M. J. McDonald, 08) J. M. Pietruski, 09) K. L. Wolfe

For All [_]	Withhold All [_]	For All Except [_]

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below. ______________________________________

Vote On Proposals

2.	Approve Appointment of Independent Auditors

For [_]	Against [_]	Abstain [_]

The Board of Directors recommends a vote AGAINST the following stockholder proposal (as described in the accompanying Proxy Statement), if presented at the Annual Meeting.

3.	Stockholder proposal on genetically engineered food.

For [_]	Against [_]	Abstain [_]

If you plan on attending the Annual Meeting, please check the box to the right.       [_]

The proxies are authorized to vote, in their discretion, for a substitute should any nominee become unavailable for election and upon such other business as may properly come before the meeting.

Please follow the instructions above to vote by Internet or telephone or mark, sign [exactly as name(s) appears above], and date this card and mail promptly in the postage-paid, return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.

AUTO DATA PROCESSING
INVESTOR COMM SERVICES
ATTENTION:
TEST PRINT
51 MERCEDES WAY
EDGEWOOD, NY
11717

__________________________________________________________
Signature [PLEASE SIGN WITHIN BOX]               Date

__________________________________________________________
Signature (Joint Owners)                                            Date

Admission Ticket

2001 Annual Meeting of Stockholders

Tuesday, April 24, 2001
2:00 p.m.
Hershey Theatre
15 East Caracas Avenue
Hershey, PA

Presenting this Admission Ticket at
HERSHEY’S CHOCOLATE WORLD visitors center
entitles you to 25% off all confectionery products,
Hershey’s gifts and souvenir items from
9:00 a.m. until 6:00 p.m.
on April 24, 2001.

Offer good on April 24, 2001 only.

FOLD AND DETACH HERE	FOLD AND DETACH HERE

HERSHEY FOODS CORPORATION

STOCKHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

     The undersigned hereby appoints K. L. Wolfe, W. F. Christ and R. M. Reese, and each of them, as proxies, with full power of substitution, to attend the Annual Meeting of Stockholders to be held at 2:00 p.m., April 24, 2001, at the Hershey Theatre, 15 East Caracas Avenue, Hershey, Pennsylvania, or at any adjournment thereof (“Annual Meeting”), and to vote all of the undersigned’s shares of the Corporation’s Common Stock in the manner directed on the reverse side of this card. The shares represented by this proxy, when executed properly, will be voted in the manner directed. If no direction is given, this proxy will be voted FOR items 1 and 2 and AGAINST item 3, as set forth on the reverse side.

     This proxy also provides voting instructions for shares held by American Express Trust Company*, as Trustee of the Hershey Foods Corporation Employee Savings Stock Investment and Ownership Plan (“ESSIOP”), and directs such Trustee to vote at the Annual Meeting all of the shares of Common Stock of Hershey Foods Corporation which are allocated to the undersigned’s ESSIOP account in the manner directed on the reverse side of this card. If no direction is given or is received after April 20, 2001, the Trustee will vote the shares in the same proportion as the final aggregate vote of the ESSIOP participants actually voting on the matter.

     This proxy/voting instruction card is solicited on behalf of the Board of Directors pursuant to a separate Notice of Annual Meeting and Proxy Statement dated March 15, 2001, receipt of which is hereby acknowledged. The shares of Common Stock represented by this proxy shall be entitled to one vote for each such share held. Except with regard to voting separately as a class on the election of Messrs. Campbell and McDonald, shares of the Common Stock will vote together with shares of the Class B Common Stock without regard to class.

THIS PROXY AND VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.
*American Express Trust Company, Trustee, has appointed Automatic Data Processing as agent to tally the vote.

C/O PROXY SERVICES
P.O. BOX 9112
FARMINGDALE, NY 11735

VOTE BY INTERNET — [www.proxyvote.com]
Use the Internet to transmit your voting instructions anytime before 11:59 p.m. EDT on April 23, 2001. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions before 11:59 p.m. EDT on April 23, 2001. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL —
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Hershey Foods Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	[X]	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HERSHEY FOODS CORPORATION

The Board of Directors recommends a vote FOR the following actions (as described in the accompanying Proxy Statement).

Vote On Directors

1.	Nominees: 01) C. M. Evarts, M.D., 02) B. G. Hill, 03) J. R. Hillier, 04) J. C. Jamison, 05) R. H. Lenny, 06) J. M. Pietruski, 07) K. L. Wolfe

For All [_]	Withhold All [_]	For All Except [_]

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below. ______________________________________

Vote On Proposals

2.	Approve Appointment of Independent Auditors

For [_]	Against [_]	Abstain [_]

The Board of Directors recommends a vote AGAINST the following stockholder proposal (as described in the accompanying Proxy Statement), if presented at the Annual Meeting.

3.	Stockholder proposal on genetically engineered food.

For [_]	Against [_]	Abstain [_]

If you plan on attending the Annual Meeting, please check the box to the right.       [_]

The proxies are authorized to vote, in their discretion, for a substitute should any nominee become unavailable for election and upon such other business as may properly come before the meeting.

Please follow the instructions above to vote by Internet or telephone or mark, sign [exactly as name(s) appears above], and date this card and mail promptly in the postage-paid, return envelope provided. Executors, administrators, trustees, attorneys, guardians, etc., should so indicate when signing.

__________________________________________________________
Signature [PLEASE SIGN WITHIN BOX]               Date

__________________________________________________________
Signature (Joint Owners)                                            Date

Admission Ticket

2001 Annual Meeting of Stockholders

Tuesday, April 24, 2001
2:00 p.m.
Hershey Theatre
15 East Caracas Avenue
Hershey, PA

Presenting this Admission Ticket at
HERSHEY’S CHOCOLATE WORLD visitors center
entitles you to 25% off all confectionery products,
Hershey’s gifts and souvenir items from
9:00 a.m. until 6:00 p.m.
on April 24, 2001.

Offer good on April 24, 2001 only.

FOLD AND DETACH HERE	FOLD AND DETACH HERE

HERSHEY FOODS CORPORATION

CLASS B COMMON STOCK

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, having received the Notice of Meeting and Proxy Statement dated March 15, 2001, appoints K.L. Wolfe, W.F. Christ and R.M. Reese and each of them as Proxies, with full power of substitution, to represent and vote all of the undersigned’s shares of the Corporation’s Class B Common Stock at the Annual Meeting of Stockholders to be held at 2:00 p.m., April 24, 2001, at the Hershey Theatre, 15 East Caracas Avenue, Hershey, Pennsylvania, or at any adjournment thereof.

The shares of Class B Common Stock represented by this proxy will be voted in the manner directed herein by the undersigned stockholder(s), who shall be entitled to ten votes for each such share held. If no direction is made, this proxy will be voted FOR items 1 and 2 and AGAINST item 3, as set forth on the reverse side.

This proxy is continued on the reverse side.
PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.